UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No.    )

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Ovintiv Inc.

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MESSAGE FROM OUR
CHAIRMAN AND CEO

March 12, 2020

Dear stockholders:

At the time of this note, our company, our sector, the financial markets and the entire world are navigating unprecedented times. The convergence of two global events – the rapidly advancing COVID-19 (Coronavirus) and the OPEC+ stated intentions to increase production – has created a very challenging environment. We are taking immediate and decisive actions to ensure the health and safety of our people and the financial strength of our company. Here are the facts.

First, we built our company to endure volatile and challenging times like today. We have a strong balance sheet and approximately $3.5 billion of available liquidity. We know that liquidity is a valuable asset and we intend to treat it as such. In addition, more than 70% of our 2020 expected crude oil and natural gas volumes are hedged at strong prices. In fact, our hedge book has a mark-to-market value of more than $1 billion today. This gives us confidence in our cash flow and provides time for us to thoughtfully and efficiently react to changing market conditions.

Second, we have purposefully built tremendous flexibility into our operations and we are using this flexibility to react swiftly and decisively to the current market conditions. We are significantly reducing both our capital program and our cash costs. We quickly moved to lay down 16 operated drilling rigs and reduced second quarter 2020 investments by $300 million. We are also dropping our cash costs for the year by $100 million as we continue to innovate and find new efficiencies across our business. We are fully prepared to take additional actions to reduce activity levels and investments to ensure cash flow neutrality and balance sheet strength. In addition, our business continuity planning, strong culture and decisive actions will help us through this time of great uncertainty.

I am confident that our long-term business plan to add value for our owners remains intact and that we have all the key ingredients for improved and differentiated performance on the road ahead. In the near-term, we will remain intensely focused on the safety and health of our people and the communities in which we operate as well as maintaining our strong capital structure.

Thanks for your investment in our company.

CLAYTON H. WOITAS	DOUGLAS J. SUTTLES
Chairman of the Board	Chief Executive Officer

TABLE OF CONTENTS

7	Proxy Statement Summary

7	Company Overview
9	Stockholder Engagement
9	Total Stockholder Return Performance
10	Environmental, Social and Governance Highlights
12	Executive Compensation

12	ITEM 1. ADVISORY VOTE TO APPROVE COMPENSATION OF NAMED EXECUTIVE OFFICERS

13	Compensation Discussion and Analysis

14	Compensation Key Principles
14	Components of Our Executive Compensation Program
15	Realized Compensation
16	Compensation Program Changes Taking Effect in 2020
16	2019 Compensation Program
20	Compensation Peer Groups
22	Compensation Governance
24	Executive Compensation Tables
33	Corporate Governance

33	ITEM 2. ELECTION OF DIRECTORS
33	Board of Directors Overview
34	Nominees for Election to the Board
40	How We Build an Effective Board
41	How the Board Operates
42	Board Committees
44	How We Maintain an Effective Board
45	Human Capital Management
45	Policies and Standards
46	Our Director Compensation Program
48	Securities Ownership
50	Audit Matters

50	ITEM 3. RATIFY PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS
50	Evaluation and Selection of Independent Auditors
50	Audit Fees and All Other Fees
51	Audit Committee Pre-Approval Policies and Procedures
51	Report of the Audit Committee
53	Stockholder Proposal

53	ITEM 4. STOCKHOLDER PROPOSAL
55	Additional Information

55	Stockholder’s Guide to Voting at the Annual Meeting
56	Frequently Asked Questions
59	Additional Stockholder Information

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INTERVIEW WITH OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Q: How have you positioned the company for today’s environment?

Doug Suttles: Ovintiv defines the new E&P and our strategy is delivering strong performance. We have a track record of delivering significant free cash flow and growth while maintaining balance sheet strength. In 2013, we launched a strategic plan to transform to a company that would generate quality returns through the commodity price cycle, and this is what we have done. We pivoted from natural gas to high-value crude and condensate, sold non-strategic assets, reduced leverage and commitments and created a strong multi-basin portfolio with significant scale. We are one of the largest producers of crude and condensate and we rank near the top of our peers on both free cash flow and EBITDA generation.

Today we have financial strength. We generate significant free cash flow while growing our high-value crude and condensate production. We have an investment grade-rated balance sheet with substantial liquidity. We have a track record of being extremely disciplined with our capital, which ensures we achieve the strategic outcomes we target for our investments. Our assets are top-tier. We have scale and a deep inventory of crude and condensate development opportunities across our portfolio. We have managed this resource thoughtfully using our unique industry experience and large proprietary dataset. This means we have a long runway of future opportunity. We have a culture of operational excellence that extends across all aspects of our business, including environmental, social and governance (ESG) matters. Our use of cutting-edge technology and our relentless focus on innovation has positioned us as an industry leader everywhere we operate. Lastly, but very importantly, in today’s volatile commodity price environment, we have demonstrated the ability to effectively manage risk. This is part of our sustainable business model that is yielding superior results through the cycle.

2019 was an important year for our company. We delivered or beat every one of our key objectives including integrating Newfield Exploration Company (Newfield) into our business. Our company performed exceptionally well, both financially and operationally, and we enter 2020 with great momentum.

We have led our peers in shifting to generating free cash and growth. In 2019, our second consecutive year of free cash flow, we generated over $475 million of free cash flow, excluding acquisition and restructuring costs, and 9% proforma crude and condensate growth, excluding divestitures. Over the past two years, we have generated cumulative free cash flow of $616 million. We increased our dividend by 25% in 2019 and we have returned approximately $1.7 billion to stockholders in the past two years.

Q: How has the integration of Newfield gone?

DS: Priority one in 2019 was effectively integrating Newfield into our business and this meant ensuring we quickly achieved our targeted G&A synergies and rapidly reduced well costs in the Anadarko. We substantially exceeded these targets. We beat the G&A synergies by 60% by removing $200 million of costs from the business. We nearly doubled the targeted well cost reductions by removing $1.9 million or 25% of the Anadarko well costs. Combined, these results represent nearly $400 million of efficiency gains on an annualized basis. At our Anadarko Day investor event earlier this year we demonstrated how our operational excellence drives results. We’ve made our Anadarko returns and breakevens competitive with both the rest of our portfolio and the best shale plays across North America. Importantly, we’re not done yet. Our latest pacesetter costs are $2.7 million per well lower than when we acquired the asset, which boosts our returns even higher.

Q: How does Ovintiv incorporate ESG best practices into the company’s strategic planning?

DS: Ovintiv is committed to continuously improving our performance in each area of ESG, to which we add a fourth area of focus - safety. We continually track our performance, benchmark against our peers, and undertake new initiatives to enhance performance. Through strong governance and an integrated approach to planning, we identify and manage potential ESG risks. We transparently communicate our performance through the sustainability section of our website and are adopting recommendations of groups like the Task Force on Climate-related Financial Disclosures (TCFD). We reinforce a culture of safety to protect the health and well-being of our employees and all others working at our locations.

We recognize the expectation and need to drive all elements of ESG throughout our business. We will continue to engage in open and transparent dialogue with stakeholders about our performance and ways that we can further improve. Our ongoing focus on ESG is reflected in our track record, including recording our sixth consecutive safest year ever and ranking first amongst 23 American Exploration and Production Council (AXPC) peers in the U.S. in 2018 safety performance (the most recent year for which data is available).

We believe that this commitment to strong results in all areas of ESG is not only the right thing to do, it’s also good business. It contributes to making Ovintiv a more efficient and effective operator and helps us attract and retain great people.

Ovintiv Inc. / 2020 PROXY STATEMENT  •  4

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Q: What are the key drivers of Ovintiv’s compensation model?

Clayton Woitas: Our compensation program is designed to ensure we have the talent required to deliver on our strategic plan.

Our compensation model is tied to clearly defined financial and operational metrics aligned to our strategic plan to drive stockholder returns and is competitive in the market. Our program has three  distinct components: competitive base salaries, an annual cash bonus and long-term equity incentive awards. Two of these three components are “at risk” and designed to reinforce our commitment to executing our business plan and achieving our long-term objectives.

Employees, including our executive leadership team (ELT), are eligible to earn an annual bonus through the achievement of rigorously set performance-based goals. We have one annual scorecard for company performance, which is Board approved and clearly communicated throughout the year. Our 2019 Company Scorecard metrics are outlined on page 17 of this Proxy Statement. Beginning in 2020, 100% of annual bonus payouts to our ELT, including our named executive officers (NEOs), will tie to our Company Scorecard results.

Beginning in 2020, long-term incentives (LTIs) will be awarded under two categories – Restricted Share Units (RSUs) and Performance Share Units (PSUs). Additional information around drivers for LTI awards can be found beginning on page 19 of this Proxy Statement. With the approval of the Omnibus Incentive Plan at last year’s annual meeting, LTI awards can now be paid, and are expected to be paid, in stock rather than cash beginning in 2021, a change that was implemented to build inside ownership of Ovintiv. We believe this is an additional and important means of further associating our employees and senior executives with Ovintiv’s long-term success.

This year, our Compensation Discussion and Analysis (CD&A) includes more specifics regarding our dialogue with you, our stockholders, details regarding metrics used in our compensation programs, and enhanced descriptions connecting these metrics to performance and other key business considerations.

Q: How is Ovintiv building a workforce for the future?

DS: We know that our success is the direct result of our people working together to collectively achieve our goals. We have developed a culture defined by constant innovation and the rapid application of best practices across our business. We believe in providing opportunities to our employees to grow with us. The average tenure of our employees today is over 8 years and voluntary turnover is less than 7%. In addition, we promote diversity, and I am proud to say that one in four members of our senior leadership group are women and approximately 30% of our managers across the company are women. We seek talent from both within and outside of our industry and people who will be able to thrive in our unique culture. Approximately 33% of the engineers we employ were recruited through our college intern and new graduate program. For new hires, we offer numerous internal programs that promote their growth and development, expanding the skills of our employees and Ovintiv.

Q: Why did the company establish corporate domicile in the United States?

CW: We determined that it was critical we access the large and growing pools of passive investing capital in the large U.S. capital markets that were not available to us as a Canadian company. This trend has been growing significantly and we expect it to continue. The re-domestication represents another step to ensuring we are unlocking the full value of the enterprise for our stockholders.

Q: Why did the company’s name change to Ovintiv?

DS: Our new identity is a bold expression of who we are today and where we are going. Ovintiv stands for a commitment to deliver unmatched value through continuous innovation, while our new logo symbolizes the human connection made possible by the safe, reliable and affordable energy we produce. Our name is unique, and we like the fact that it’s a conversation starter in an industry at the cusp of transformation. We have a great story to tell.

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PROXY STATEMENT SUMMARY

This summary is provided for your convenience and does not contain all of the information you should consider when casting your vote. We encourage you to read this entire Proxy Statement before voting. For additional information, please refer to Ovintiv’s 2019 Annual Report on Form 10-K dated February 21, 2020 (the “Annual Report”). Unless we note otherwise, information in this Proxy Statement is as of March 6, 2020. On January 24, 2020, Encana Corporation (“Encana”) completed a corporate reorganization which included a one-for-five share consolidation (“Share Consolidation”) and an exchange of Encana common shares for shares of Ovintiv Inc. (“Ovintiv” or the “company”) common stock. Certain measures in this Proxy Statement do not have any standardized meaning as prescribed by U.S. GAAP (as hereinafter defined) and, therefore, are considered non-GAAP measures. For additional information regarding non-GAAP measures, refer to Schedule C of this Proxy Statement.

Annual Meeting of Stockholders

Time and Date 10:00 a.m. (Mountain Time) on April 29, 2020	Place Online at www. virtualshareholdermeeting.com/ ovv2020	Record Date March 6, 2020	The Notice of Internet Availability of Proxy Materials was first mailed to stockholders on approximately March 19, 2020

Meeting Agenda

Stockholders will be asked to vote on the following proposals at the 2020 Annual Meeting of Stockholders (the “Meeting”) of Ovintiv:

ITEM		Board Recommendation	Page
1	Advisory Vote to Approve Compensation of Named Executive Officers	FOR	12
2	Election of the 12 Director Nominees Named in this Proxy Statement	FOR each director nominee	33
3	Ratify PricewaterhouseCoopers LLP as Independent Auditors	FOR	50
4	The Stockholder Proposal Set Forth in this Proxy Statement (If Properly Presented)	AGAINST	53

Company Overview

Ovintiv is differentiated in an industry on the cusp of change. We take pride in our history, but look to our future with excitement. Our rebrand demonstrates our commitment to delivering unmatched value through continuous innovation, while our new logo symbolizes the human connection made possible by the safe, reliable and affordable energy we produce.

Financial Strength	Strong liquidity
Investment grade credit rating and sustainable dividend
1.5x leverage target at mid-cycle prices
Disciplined Capital Allocation	Strong returns, free cash flow and modest growth
Top Tier Assets	Core assets characterized by high returns, scale and running room
Operational Excellence	World class execution, capital efficiency, and sustainability driven by innovation
Market Fundamentals	Managing risk and maximizing margins

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We Are a Different Company Today, With a New Name

The strategic evolution of Ovintiv’s business has been successfully implemented since 2013. Change is never easy, but we knew that our business needed to adapt to the changes in our industry. Since the launch of our renewed strategy:

•	We have created a multi-basin portfolio of scale with large, contiguous acreage positions in North America’s top liquids-rich basins. We are now North America’s second largest independent producer.
•	We have shifted our production mix from 10% liquids in 2013 to approximately 55% liquids today.
•	Our crude and condensate production has grown seven-fold to 228,000 barrels per day, highlighting our focus on high-margin production.
•	We have added key positions in the Permian and Anadarko basins, providing a long runway of high-quality inventory.
•	We have sold more than $13 billion in non-strategic assets and used the proceeds to transform our asset base, reduce long-term commitments and improve our capital structure.

Key Year-End 2019 Metrics

*	Per share amounts reflect the Share Consolidation.
(1)	Excludes acquisition costs and restructuring expenses of $171 million.
(2)	On a proforma basis, excluding the impact of divestitures.
(3)	Reserves stated on an SEC basis. 2.3 billion barrels of oil equialent of NI 51–101 Proved Reserves after royalties. Liquids includes crude oil and natural gas liquids. Reserve Life Index (RLI)
Ŧ	For additional information regarding non-GAAP measures, refer to Schedule C of this Proxy Statement.

How We Delivered in 2019
Resource Development and Operational Execution	•	We closed on the acquisition of Newfield in February 2019, adding multi-basin scale and a new core area in the liquids-rich Anadarko basin. We set ambitious targets and quickly attained the key financial and operational synergies identified in the transaction.
	•	Anadarko assets acquired in connection with the Newfield acquisition delivered approximately 28% of the company’s upstream operating free cash flow in 2019.
	•	We continued to refine and high-grade our asset portfolio through the divestment of $197 million of non-strategic assets.
Moderate, Sustainable Liquids Growth	•	We delivered 9% year-over-year crude and condensate growth proforma for the Newfield acquisition.
	•	We reduced per well drilling and completion costs in the Anadarko basin’s STACK play by approximately $1.9 million, double our initial target.
Return of Cash and Sustainable Enterprise	•	We continued our track record of returning cash to stockholders in 2019 with the completion of a $1.25 billion share repurchase program and a 25% increase in our annual dividend.
Strong Balance Sheet, Improving Leverage Metrics	•	We improved our credit rating and retired $500 million of senior notes resulting in a year-end 2019 net debt/adjusted EBITDA ratio of 2.0x.
E&P Competitiveness Across Broader Market	•	We generated earnings per share of $0.90, on a post-Share Consolidation basis, and cash from operating activities of $2.9 billion, generating significant free cash flow for the second year in a row.
	•	We announced the company’s intention to establish corporate domicile in the United States. The company’s domestication was subsequently completed on January 24, 2020, enhancing the company’s potential access to large passive capital pools in the U.S.
Compensation Aligned with Stockholder Interest	•	We conducted a comprehensive outreach program, soliciting feedback from stockholders holding approximately two-thirds of our total common stock outstanding, and used this feedback to make adjustments to our compensation programs and related disclosure.

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Stockholder Engagement

We value stockholder feedback and actively engage with our stockholders. Through these discussions, as well as the advice of its independent consultant, our Board identifies ways to improve on our corporate governance and compensation practices to deliver the high standard our stockholders expect.

Stockholder Feedback		Action Taken
•	Continue open dialogue on corporate governance, compensation and reporting matters	We conducted an off-cycle stockholder outreach program where we solicited feedback on a broad range of topics from stockholders holding approximately two-thirds of our total common stock outstanding. Our Chairman, Chair of the HRC Committee and members of our ELT were actively engaged in these conversations.
•	Increase insider ownership of the company	We adopted the company’s Omnibus Incentive Plan at our 2019 annual meeting, allowing the company to pay LTI awards in stock rather than cash beginning in 2021.
•	Support for the EH&S Scorecard (as defined on page 17 of this Proxy Statement), with request for increased details on the rigor behind its metrics	We expanded environment, health and safety (“EH&S”) disclosure in this Proxy Statement to provide greater transparency on our metrics and performance.
•	Advance alignment of NEO compensation to company performance	We approved changes to our annual bonus plan such that, beginning in 2020, 100% of NEO annual bonus payouts will be based on our Company Score.
•	Enhance link between LTI design and stockholder experience	We approved changes to our LTI program such that payouts in respect of the relative total stockholder return (“RTSR” or “Relative TSR”) component of PSUs issued from 2020 will be capped at target level if the company’s total stockholder return (“TSR”) is negative over the performance period. In addition, we eliminated the use of stock options and stock appreciation rights (“SARs”) beginning in 2020.
•	Enhance descriptions of certain metrics, including annual bonus metrics and strategic milestones	We enhanced disclosure on annual bonus and strategic milestones performance, including threshold, target and maximum performance criteria.

Total Stockholder Return Performance

We believe that our business plan and long-term strategies have created the “New E&P”. However, we remain disappointed that our recent strong operational and financial performance is not reflected in our stock price.

We are not satisfied with our equity performance and understand the frustrations of our stockholders. We too are stockholders. We realize that periods of value dislocation occur, particularly in a commodity business, but are confident that Ovintiv’s strategic direction remains on-track and will ultimately differentiate our story. The Board, and in particular the HRC Committee, continues to rigorously test and refine the compensation approach that will best support the delivery of our strategy.

RELATIVE TSR PERFORMANCE - 3 YEAR
OVINTIV vs PSU PERFORMANCE PEER GROUP(1)

(1)	The “Relative TSR Performance” chart above compares the company’s TSR to the average TSR of our PSU Performance Peer Group (as defined on page 21 of this Proxy Statement) from January 1, 2017 to December 31, 2019.

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Environmental, Social and Governance Highlights

Our company provides the energy that makes modern life possible through the production of oil and gas. With this comes many responsibilities. We recognize and embrace the world’s growing expectations across all elements of ESG. Our Board plays an active role in approving our ESG policies and strategies and monitors progress and performance through our committee structure. We actively engage with stakeholders, governments and trade groups to drive our performance and industry performance and to enhance disclosure.

Our corporate strategy is sustainable, with innovation and efficiency underpinning our performance. Our strategy is built on the knowledge that strong ESG performance directly contributes to economic performance and long-term value creation for our stockholders. To learn more about Ovintiv’s sustainability initiatives, please refer to our annual Sustainability Report, which is available on our website at www.ovintiv.com/our-approach/.

We believe that there is value in developing clear, consistent and comparable standards for ESG-related disclosures and are committed to defining these standards through dialogue with our stakeholders and participation in policy-based associations.

We share TCFD’s goal of supporting informed decision-making by investors on ESG-related risks and are incrementally adopting TCFD’s recommendations in the following ways:

GOVERNANCE
•	The Board annually reviews and adopts the company’s strategic plan, which considers opportunities and risks to the business, including all elements of ESG.
•	The EH&S Committee reviews the company’s EH&S performance and makes recommendations in light of EH&S-related developments and risks, including greenhouse gas emissions.

STRATEGY
•	Strategic planning is conducted on a year-round basis, taking into account the potential impacts of ESG-related risks.
•	Using scenario analysis, we test our corporate strategy against potential short and long-term outcomes to determine where challenges and opportunities exist. The results of these assessments are regularly discussed with the Board and members of the ELT.

RISK MANAGEMENT
•	Ovintiv completes a regular ESG materiality assessment, the results of which are summarized in our Sustainability Report.
•	Sustainability and ESG-related risks are evaluated by the Board on a quarterly basis in accordance with our Corporate Risk Management Policy.

METRICS AND TARGETS
•	Through participation in industry and policy-based associations, Ovintiv is helping to develop a framework for consistent and comparable emissions reporting.
•	Ovintiv has an established history of annually measuring and reporting company performance data. For more information, please refer to our Sustainability Report.

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We recognize the concerns around climate-related risks and the increased expectations for lower environmental impacts from our sector. We are actively engaged in the discussion with stakeholders to inform our own actions and those of industry.

Environmental

Water

•	Our water management program carefully considers location, resources, regulations, cost, operations and innovation.
•	Alternative water usage represented approximately 40% of our total water use in 2018, up from approximately 25% in 2017.

Air Emissions

•	We are an industry leader in air emissions monitoring and reduction programs, and often exceed our regulatory requirements.
•	We are a founding member of The Environmental Partnership.
•	We recorded a 24% year-over-year reduction in methane emissions between 2017 and 2018 (the most recent year for which data is available).

Spills

•	Our spill prevention program encompasses routine maintenance, situational preparedness and regulatory compliance.
•	In 2019, we recorded a 26% year-over-year reduction in recordable spill frequency.

Climate

•	We work closely with our key stakeholders to address climate-related risks.
•	We are adopting recommendations of TCFD.

Safety

•	We recorded our sixth consecutive safest year ever in 2019, driven by Ovintiv’s core “Life Saving Rules” or “LSRs”. LSRs are critical safety standards based on simple, observable actions.
•	Using our EH&S Scorecard (as described on page 17) we rigorously track our performance against key safety measures.
•	We ranked first among 23 AXPC peers in 2018 safety performance (the most recent year for which data is available).

Social

People

•	One in four members of our senior leadership group are women and approximately 30% of our managers across the company are women.
•	We apply fair labor practices in our operations and adhere to all applicable workplace and employment standards.

Community Impact

•	We partner with employees and key stakeholders to positively contribute to communities where we live and work.
•	In 2019, we supported over 1,000 charities with more than $11 million focused on health, human services and education.

Ovintiv Inc. / 2020 PROXY STATEMENT  •  11

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Item 1.	Advisory Vote to Approve Compensation of Named Executive Officers

WHAT ARE YOU VOTING ON?
You are voting on a proposal to approve the compensation of Ovintiv’s NEOs on a non-binding, advisory basis.
BOARD VOTING RECOMMENDATION
The Board recommends you vote FOR this proposal.

At the company’s 2018 annual meeting, stockholders voted, on a non-binding, advisory basis, to hold say-on-pay votes annually. That recommendation has been adopted by Ovintiv and, accordingly, stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that Ovintiv’s stockholders approve, on an advisory basis, the compensation of Ovintiv’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the U.S. Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

When considering Ovintiv’s approach to executive compensation, the Board takes the advisory vote into account together with other stockholder feedback, the advice of its independent consultant, FW Cook, and best practices in compensation governance. During 2019, we solicited feedback from stockholders holding approximately two-thirds of our total common stock outstanding. The feedback received from our stockholders and the actions we took in response are discussed on page 9 of this Proxy Statement.

Through consultation with our stockholders and key advisors, the HRC Committee has worked diligently to develop an executive compensation program that attracts and retains top talent and encourages sustainable performance. The Board believes Ovintiv’s approach to executive compensation is balanced and effectively aligns the compensation of our executive officers with the long-term interests of our stockholders.

Vote Required for Approval

To be approved, the advisory resolution on the compensation of the NEOs requires the support of a majority of votes cast at the Meeting.

Ovintiv Inc. / 2020 PROXY STATEMENT  •  12

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COMPENSATION DISCUSSION AND ANALYSIS

The Board has overseen the strategic evolution of Ovintiv, with a view to drive long-term value creation for our stockholders. Consistent with that objective, the HRC Committee has developed a compensation program that delivers compensation commensurate with short- and long-term performance against key strategic goals.

This Compensation Discussion and Analysis (“CD&A”):

•	identifies the company’s NEOs for 2019;
•	describes Ovintiv’s compensation key principles and approach to compensation governance;
•	explains each component of Ovintiv’s executive compensation program;
•	outlines 2019 performance and compensation realized by the company’s NEOs based on that performance; and
•	summarizes amendments to the compensation program that will take effect in 2020 based on changes in market practice and feedback from our stockholders.

Named Executive Officers

In 2019, our NEOs consisted of our Chief Executive Officer (“CEO”), Executive Vice-President & Chief Financial Officer (“CFO”), President, Executive Vice-President, Land & Exploration, Executive Vice-President, Midstream, Marketing & Fundamentals, and our former CFO, who exited the company in May 2019.

DOUG SUTTLES	COREY CODE	MIKE McALLISTER	DAVID HILL	RENEE ZEMLJAK
Chief Executive Officer	Executive Vice-President & Chief Financial Officer	President	Executive Vice-President, Land & Exploration	Executive Vice-President, Midstream, Marketing & Fundamentals

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Compensation Key Principles

Key Principle	How Principle is Applied to Executive Compensation
Alignment with stockholders	Compensation consists largely of at risk, performance-based LTI awards tied to critical performance goals needed to achieve long-term, sustainable success for our stockholders
Compensation plan metrics are rigorously set to tie to key deliverables aligned with the company’s annual and long-term objectives
Pay for performance	91% of total direct compensation for our CEO and 83% of total direct compensation for our other NEOs is tied to Ovintiv’s financial, operational and TSR results
Annual bonus is determined by execution of operational, financial and other key measures approved by the Board and contained in our Company Scorecard
The HRC Committee establishes rigorous targets for the annual bonus and strategic portion of our PSU program that align with the delivery of our strategy
Market-competitive pay	Compensation is designed around median compensation for target performance measured against our Compensation Peer Group (as defined on page 20 of this Proxy Statement)
Sound risk management	The HRC Committee is made up of independent directors and retains an independent compensation consultant
We conduct annual risk assessments of our executive compensation programs and ensure our program reflects governance best practices

Components of Our Executive Compensation Program

Executive compensation at Ovintiv is market-competitive and aligns pay with performance. Base salary and target short- and long-term pay levels are decided based on comparisons to a carefully selected group of industry peers. Our compensation program is summarized below.

	Element	Form of Award	Period	Program Components
Fixed	Base Salary (page 16)	Cash	One year	Determined by applying multiple factors including:
				•	Scope of responsibilities
				•	Experience
				•	Performance
				•	Market data from our Compensation Peer Group (as defined on page 20 of this Proxy Statement)
At risk	Annual Bonus (page 16)	Cash, with an option to defer 25% or 50% into Deferred Share Units (“DSUs”)	One year	•	Performance-based
				•	Company Scorecard measures performance relative to Board approved metrics and goals (described on page 17 of this Proxy Statement)
				•	NEW Beginning in 2020, annual bonus payouts to our ELT, including our NEOs, will be based 100% on Company Score
		Restricted Share Units (“RSUs”)	Currently “cliff vest” after three years, generally subject to continued employment through the vesting date. NEW Grants from 2020 will vest annually in equal thirds.	•	Promotes retention
				•	Realized value based on our stock price performance
				•	Currently settled in cash, with the ability and intent to settle awards granted under the company’s Omnibus Incentive Plan in stock beginning in 2021
	Long-Term Incentives (“LTIs”) (page 19)	Performance Share Units (“PSUs”)	“Cliff vest” after three years, generally subject to continued employment through the vesting date.	•	Performance-based
				•	Realized value determined by our TSR performance relative to our PSU Performance Peer Group (described on page 21), as well as achievement of key strategic milestones
				•	Maximum payout of 200% of target
				•	Currently settled in cash, with the ability and intent to settle awards granted under the company’s Omnibus Incentive Plan in stock beginning in 2021
		Stock Appreciation Rights (“SARs”)/Stock Options	Partial vesting (30%, 30%, 40%) on the first three anniversaries of the grant date, generally subject to continued employment through each vesting date. Expire after seven years.	•	Performance-based
				•	Realized value based on appreciation in stock price relative to original grant price
				•	Cash- or stock-settled at participant’s discretion
				•	NEW Beginning in 2020, the company will no longer grant stock options or SARs

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In 2019, these compensation components were allocated as shown below for our CEO and our other NEOs.

Realized Compensation

Ovintiv’s compensation program has been designed to clearly align compensation payouts with company performance and stock price performance. Our absolute stock price has underperformed our peers, as shown on page 9 of this Proxy Statement. Our compensation programs have recognized these overall market conditions. Since our CEO joined in 2013, his realized compensation has been, in aggregate, 61% of his target total compensation, including base salary, annual bonus awards and LTI payouts, as illustrated in the graph below.

Notes:

(1)	Represents the aggregate grant date fair value of RSUs, PSUs and stock options granted to Mr. Suttles in each of 2017, 2018 and 2019, as applicable, based on the volume-weighted average price (“VWAP”) of a share of common stock on the New York Stock Exchange (“NYSE”) or Toronto Stock Exchange (“TSX”), as specified in the applicable grant agreement, during the five trading days prior to the (i) February 27, 2017, (ii) February 26, 2018 or (iii) March 8, 2019 grant date, as applicable. For the purposes of this calculation, PSUs have been valued at target level.
(2)	Represents the aggregate value realized by Mr. Suttles upon settlement of the RSUs, PSUs and stock options granted on February 27, 2017.
(3)	Represents the aggregate value of RSUs, PSUs and stock options granted to Mr. Suttles in 2018 and 2019, as applicable, based on the closing price of a share of common stock on the NYSE on December 31, 2019. For the purposes of this calculation, PSUs have been valued at target level.

While TSR performance has fallen short of our expectations, the overall financial and operational performance of the company has been very strong as reflected by strong performance on our key business objectives noted on page 17 of this Proxy Statement. As described earlier, Ovintiv’s strategy is to deliver superior long-term performance for our stockholders. Because our operational results and other key growth factors do not always translate into stockholder return in the short-term, stock price performance is just one factor in determining compensation of our executives and the Board firmly believes in the appropriateness of the CEO’s realized compensation.

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Compensation Program Changes Taking Effect in 2020

In 2019, we conducted a comprehensive outreach program soliciting feedback from stockholders holding approximately two-thirds of our total common stock outstanding. Based on feedback received from our stockholders, and a review of market practice, the HRC Committee approved the following changes to our compensation program beginning in 2020:
Annual Bonus
100% of the annual bonus for our NEOs will be based on the Company Score, and the Board may adjust that score, up or down, to reflect each NEO’s individual performance, reflecting a change from our prior practice whereby 25% of each NEO’s annual bonus was based on achievement of individual goals.
Long-Term Incentive Awards
Payout of the RTSR component for PSU awards will be capped when Ovintiv’s three-year TSR for the performance period is negative. This cap will apply irrespective of relative TSR performance.
Ovintiv will no longer issue stock options or SARs. Going forward, 50% of LTI awards granted to NEOs will be in the form of RSUs and 50% will be in the form of PSUs.
Following market practice, annual vesting of RSUs will be introduced. New RSU grants will vest annually in equal thirds over a three-year period.

2019 Compensation Program

Base Salary

Base salaries for the CEO and the other continuing NEOs are determined using market data from our Compensation Peer Group (as defined on page 20 of this Proxy Statement) and are reviewed every year at the HRC Committee’s February meeting. Base salary levels are set taking into account the market median, with adjustments to account for factors such as an individual’s time in role, experience level and expertise.

Based on total compensation positioning within the market, the HRC Committee made no base salary increases for Messrs. Suttles or Hill or Ms. Zemljak in 2019. However, Messrs. Code and McAllister, who were both promoted to their current positions during the year, received increases tied to their new appointments and effective from their respective dates of appointment.

The table below shows the 2019 year-end base salary for each NEO.

NEO	Position	Base Salary(1)
Doug Suttles	Chief Executive Officer	$1,100,000
Corey Code	Executive Vice-President & Chief Financial Officer	$301,600
Mike McAllister	President	$546,650
David Hill	Executive Vice-President, Land & Exploration	$450,000
Renee Zemljak	Executive Vice-President, Midstream, Marketing & Fundamentals	$490,000

Note:

(1)	Amounts paid in Canadian dollars have been converted to U.S. dollars using an exchange rate of C$1.00 = US$0.754 (average exchange rate for 2019).

Annual Bonus

All employees participate in our annual bonus plan, which provides an opportunity to earn a cash award based on performance against a combination of company metrics and individual objectives for the year. The annual bonus is designed to motivate employees to pursue our key business performance metrics. In setting the targets and ranges for each metric, we employ stress tests to ensure that there is appropriate alignment between performance and payouts. We use our Company Scorecard (which is described in further detail below) to communicate the metrics and track performance throughout the year.

The portion of the annual bonus tied to the Company Scorecard performance and individual performance varies by job level. In 2019, the annual bonus for NEOs was based 75% on Company Scorecard performance and 25% on individual score performance. From 2020, the annual bonus of each of our NEOs will be 100% based on Company Scorecard performance.

An overall company score is calculated at the end of the year based on Ovintiv’s results for the selected metrics (the “Company Score”). The Company Score provides the baseline payout percentage for annual bonuses. The Board can then adjust this percentage up or down (within a range of -20% to +20%) based on the company’s EH&S performance, which is measured using our EH&S Scorecard (described on page 18 of this Proxy Statement). Additionally, the Board can exercise its discretion, both up or down (within a range of -25% to +25%), to reflect unforeseen circumstances that occurred in the year. The Board has exercised this discretion twice in the last six years (in 2015, when the Company Score was reduced by 8% to reflect the extremely weak market environment experienced that year and in 2019, as discussed in further detail below) and in both instances to reduce the final score applicable to NEOs.

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Company Scorecard Metrics and Performance

The following metrics were selected in 2019 for our Company Scorecard. These metrics align with the key components of our strategic plan and serve as the building blocks of strong financial returns for stockholders.

Scorecard Metric(1)	Key Goals
Integration of Newfield	•	Reduce Anadarko well costs by $1 million
	•	Achieve annualized general and administrative (“G&A”) synergies of $125 million
Free Cash Flow(2)	•	Achieve free cash flow of $731 million
Capital Efficiency(3)	•	Achieve capital efficiency of $15,800/BOE/d
Total Costs(4)	•	Achieve total costs of $2.67 billion
Total Production	•	Achieve total production of 581 MBOE/d

Notes:

(1)	Company Scorecard metrics are presented on a proforma basis, which includes legacy Newfield results from January 1 to February 13, 2019.
(2)	Free Cash Flow is defined as non-GAAP cash flow in excess of capital expenditures including net acquisitions and divestitures and excluding long-term incentive costs and acquisition and restructuring costs.
(3)	Capital Efficiency is defined as capital invested per barrel of oil equivalent per day (“BOE/d”) for wedge and carry-in production in the calendar year.
(4)	Total Costs is defined as transportation and processing expense, operating expense, excluding long-term incentive costs, administrative expense, excluding restructuring and long-term incentive costs, and capitalized indirect costs, excluding long-term incentive costs.

Our HRC Committee rigorously tested multiple scenarios during the budgeting process to determine the appropriate threshold, target and maximum goals for our ELT. Considerations included benchmark and geographical pricing sensitivities, operational efficiency, results of scenario analysis, funding and corporate financial statement implications and comparison to peer companies and industry trends. The threshold, target and maximum ranges shown below reflect this rigorous review.

2019 SCORECARD PERFORMANCE SUMMARY

EH&S Scorecard Metrics and Performance

Safety is a foundational value at Ovintiv and is at the core of our EH&S Scorecard. On any given day, we have as many as 10,000 employees, service providers and contractors on our locations across North America. We have an obligation to ensure that we create and maintain a safe work environment. Strong safety performance also reflects a well-run business and builds confidence in the communities where we operate.

In the past several years, we have continuously improved on the prior year’s performance, outperformed EH&S metrics and exceeded the performance of most of our industry peers. In response, we have set progressively more challenging targets each year. In 2018, the most recent year for which data is available, Ovintiv ranked first in safety results among 23 AXPC companies in the U.S. In addition, we are proud to announce that 2019 was Ovintiv’s sixth consecutive safest year ever. As a result of this quantitative performance, the Company Score was increased by 10% in 2019, from 129 to 142.

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EH&S Metric(1)	Formula	2018 Results	2019 Target	2019 Results	Comments
Total Recordable Injury Frequency (“TRIF”)	Recordable Injuries X 200,000	0.29	< 0.29	0.21	TRIF down 60% since 2013, driven by Ovintiv’s core “Life Saving Rules.”
	Total exposure hours
Process Safety Event Frequency	Process Safety Events X 200,000	0.03	< 0.10	0.02	Ovintiv’s Process Safety Program focuses on appropriate design, construction, operation and maintenance of facilities and processes to prevent the release of hazardous materials.
	Total exposure hours
Motor Vehicle Incident Frequency	Motor Vehicle Incidents X 1,000,000	0.16	< 0.25	0.16	Ovintiv utilizes monitoring systems in all fleet vehicles to promote safe driving.
	Total miles driven
Total Reportable Spill Frequency	Reportable Spills X 200,000	0.42	< 0.36	0.31	Reportable spills are defined as spills that meet the reporting criteria set by regulators in the applicable jurisdiction.
	Total exposure hours

Note:

(1)	EH&S metrics are presented on a proforma basis and include legacy Newfield results.

Board Discretion

For 2019, 75% of each NEO’s annual bonus was based on the Company Score. The Board can exercise discretion to adjust the Company Score within the range of -25% to +25% if there are material unforeseen events or major dislocations in the industry during the year. In the past, this discretion has been exercised both up or down. For 2019 NEO bonuses, the Board chose not to apply the EH&S Scorecard modifier. The Board further exercised negative discretion to decrease the Company Score from 142 to 103.

2019 Individual Performance

The 2019 compensation design provided for 25% of each NEO’s annual bonus to be determined based on their performance against their respective individual goals. In consideration of the current market environment and our stock price performance, the Board exercised negative discretion to reduce each NEO’s individual score to 103 with the exception of Mr. McAllister given the outstanding delivery against both synergy and safety targets.

Changes to NEO Annual Bonus

Beginning in 2020, NEO annual bonus will be based 100% on the Company Score, with the Board having discretion to adjust that score within a range of -20% to +20% based on individual performance.

	Bonus Target (% of Base Salary)(1)
	Target	Maximum
Doug Suttles	125	250
Corey Code	75	150
Mike McAllister	100	200
David Hill	70	140
Renee Zemljak	70	140

Note:

(1)	Annual bonus targets as a percentage of salary were unchanged in 2019 for Messrs. Suttles, Hill and Ms. Zemljak. Messrs. Code and McAllister received target percentage increases tied to their new appointments.

2019 Annual Bonus Result

The annual bonus payments to our CEO and other NEOs for 2019 are shown below.

	Target Bonus(1) ($)	Unadjusted Bonus based on Company Score(1)(2) ($)	Total Actual Bonus(1) ($)
Doug Suttles	1,375,000	1,952,500	1,419,000
Corey Code	186,857	265,337	193,121
Mike McAllister	494,370	702,005	558,144
David Hill	315,000	447,300	325,080
Renee Zemljak	343,000	487,060	353,976

Note:

(1)	Canadian dollar amounts have been converted to U.S. dollars using an exchange rate of C$1.00 = US$0.754 (average exchange rate for 2019).
(2)	Calculated bonus based on Company Score of 142, prior to the exercise of negative discretion by the Board as described above.

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Long-Term Incentive Awards

LTI awards make up the largest portion of target compensation for our executives. These awards, which are primarily performance-based, are designed to incentivize delivery of our strategy and long-term value creation and payout of these awards correlates with Ovintiv’s stock price performance. LTI awards are granted annually, following approval by the HRC Committee. In setting the target value of LTI awards, the HRC Committee reviews individual performance, retention risk, internal equity and overall market competitiveness.

As described on page 14 of this Proxy Statement, the company’s 2019 compensation program employed three LTI vehicles: RSUs, PSUs and stock options/SARs. In 2019, 25% of LTI awards granted to the company’s NEOs were in the form of RSUs and stock options/SARs and 50% were in the form of PSUs. Compensation from RSUs is based solely on the company’s stock price over the performance period. Compensation from stock options/SARs only occurs if there is an improvement in the company’s stock price over the performance period. PSUs are performance-based, and compensation is only earned if the company’s stock price performance is above the 25th percentile relative to the PSU Performance Peer Group and if strategic goals are met.

LTI Awards Granted in 2019

Details of LTI awards granted to the NEOs in 2019 are shown below on a post-Share Consolidation basis. The realized value of the 2019 LTI awards will be determined at the time of vesting based on company and stock price performance.

	RSUs		Stock Options / SARs		PSUs
	# of Units	Target Value(2) ($)	# of Units	Target Value(2) ($)	# of Units	Target Value(1)(2) ($)
Doug Suttles	68,261	2,443,751	142,211	2,443,754	136,522	4,887,502
Corey Code	3,219	115,760	34,840	491,228	17,491	606,978
Mike McAllister	18,082	650,326	63,643	852,834	45,167	1,503,291
David Hill	12,046	431,254	25,097	431,267	24,092	862,501
Renee Zemljak	12,046	431,254	25,097	431,267	24,092	862,501
Sherri Brillon(3)	13,863	498,587	30,137	498,595	27,725	997,166

Notes:

(1)	Actual payouts will range from 0 to 200 percent of the units granted plus reinvested dividends based on Relative TSR (50%) and Strategic Milestones (50%) over the three-year performance period ending December 31, 2021.
(2)	Amounts awarded in Canadian dollars have been converted to U.S. dollars using an exchange rate of C$1.00 = US$0.754 (average exchange rate for 2019).
(3)	Succession planning for the CFO resulted in Ms. Brillon’s role transitioning to Mr. Code on May 1, 2019. For more information please refer to page 30 of this Proxy Statement.

2019 PSUs

The performance metrics for 2019 PSU awards are Relative TSR and absolute company performance against two key components of our strategic plan (“Strategic Milestones”). The HRC Committee elected to retain the Strategic Milestones applied to 2018 PSU awards for PSU awards granted in 2019, as these metrics continue to translate into stockholder returns. The performance metrics for 2019 PSU awards, together with the weighting and rationale for each metric, are set out below.

2019 PSU Metric	Weighting	Measurement	Rationale for Metric
Relative TSR	50%	Three-year TSR relative to our PSU Performance Peer Group (as defined on page 21 of this Proxy Statement)	The company’s stock price performance as compared to the PSU Performance Peer Group (as described on page 21)
Cash Flow Growth	25%	Cash flow per share growth	We believe the keys to creating long-term value include rebalancing the product mix to increase liquids, investing in high-return drilling opportunities, and achieving sustained, multi-year cost reductions
Balance Sheet Strength	25%	Net debt to adjusted EBITDA	A strong balance sheet provides us with flexibility and enables our business to succeed through all stages of the commodity cycle

Changes to 2020 LTI Awards

The Board made the following changes to LTI awards from 2020:

1.    For the 50% portion of the PSUs granted based on Relative TSR, payout will be capped at a maximum of 100% if absolute TSR is negative over the performance period, irrespective of Relative TSR performance.

2.    The company will no longer grant SARs or stock options. All senior leaders, including the NEOs, will be granted LTIs consisting of 50% PSUs and 50% RSUs.

3.    RSUs will vest annually, in equal thirds.

4.    Reduced target value of LTIs granted to NEOs in 2020 by 15%.

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2017 PSU Settlement

Vesting and payout of 2017 PSU awards was assessed by the HRC Committee at its February 2020 meeting. The following table summarizes the payout ranges, the results achieved, and payouts for the 2017 PSU awards based on Relative TSR and Strategic Milestones performance over the three-year period beginning January 1, 2017 and ending December 31, 2019.

Note:

(1)	Performance below the threshold results in a 0% payout, while performance at or above the maximum results in a 200% payout.
(2)	Results exclude the impact of the company’s $1.25 billion share buyback program and acquisition, restructuring and one-time integration costs in 2019.

The 2017 PSUs were settled at a stock price of $12.68 versus a grant price of $58.75 (in each case adjusted for the Share Consolidation). The resulting actual payouts for the 2017 PSUs was 27% of target.

Compensation Peer Groups

2019 Compensation Peer Group

As a North American energy producer, we compete for executive talent in both the United States and Canada. For this reason, we define our competitive compensation market as a group of North American industry peers of similar size, industry focus and geography as Ovintiv (the “Compensation Peer Group”). In selecting the Compensation Peer Group, the HRC Committee is careful to include relevant exploration- and production-focused companies, as their performance is similarly linked to changes in commodity prices during similar measurement periods. All members of our Compensation Peer Group meet the following criteria:

Compensation Peer Group: Evaluation Criteria
Financial and operational comparability	•	total assets	•	enterprise value
	•	production	•	market capitalization
	•	product mix	•	revenues
Nature and scope of operations	•	primarily North American operations	•	upstream exploration and production
	•	operate in similar North American plays
Identified as competitive peer	• •	competitor for executive talent competitor for investment capital	•	identified internally or externally as a peer to Ovintiv

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The HRC Committee reviews and considers changes to the Compensation Peer Group annually and did not make any changes in 2019. The companies in the Compensation Peer Group are as follows:

U.S. Peers		Canadian Peers
Antero Resources Corporation	EQT Corporation	ARC Resources Ltd.	Husky Energy Inc.
Apache Corporation	Hess Corporation	Canadian Natural Resources Ltd.	Imperial Oil Ltd
Cabot Oil & Gas Corporation	Marathon Oil Corporation	Cenovus Energy Inc.	Seven Generations Energy Ltd.
Chesapeake Energy Corporation	Murphy Oil Corporation	Crescent Point Energy Corp.	Suncor Energy Inc.
Concho Resources Inc.	Noble Energy Inc.	Enbridge Inc.	TC Energy Corporation
Continental Resources Inc.	Pioneer Natural Resources Company	Enerplus Corporation
Devon Energy Corporation	Southwestern Energy Company
EOG Resources Inc.

The HRC Committee assesses market competitiveness of compensation for the CEO and other members of the ELT each year using data from the Compensation Peer Group. For our CEO, this assessment is conducted using only our U.S. peers. For the other NEOs, we use country-specific data from the Compensation Peer Group, based on the role and the country in which the executive is based. To remain competitive, we set annual target compensation for our executives around the median (or 50th percentile) of executives with comparable roles within our Compensation Peer Group. Target compensation may be set above or below the median based on various factors, including time in role, sustained performance over time, readiness for promotion, skill set and experience relative to external market counterparts.

2019 PSU Performance Peer Group

The HRC Committee uses a different peer group to assess our Relative TSR performance for purposes of our PSU awards. The PSU Performance Peer Group includes companies with which we compete primarily for investment capital, as opposed to executive talent. The HRC Committee selects and approves our PSU Performance Peer Group based on the following criteria:

•	Comparable market capitalization (between 0.5x and 2.0x of Ovintiv)
•	Material natural gas interests
•	Develops unconventional resources
•	Headquartered in North America
•	Engages in upstream exploration and production
•	Operates in similar plays in North America

The HRC Committee approved the following PSU Performance Peer Group to apply to PSU grants made in 2019:

PSU Performance Peer Group
Anadarko Petroleum Corporation	Cimarex Energy Company	Murphy Oil Corporation
Antero Resources Corporation	Continental Resources Inc.	Noble Energy Inc.
Apache Corporation	Crescent Point Energy Corporation	Pioneer Natural Resources Company
Baytex Energy Corporation	Devon Energy Corporation	Range Resources Corporation
Cabot Oil & Gas Corporation	Enerplus Corporation	Southwestern Energy Company
Canadian Natural Resources Ltd.	EOG Resources Inc.	Vermilion Energy Inc.
Chesapeake Energy Corporation	Hess Corporation
Concho Resources Inc.	Marathon Oil Corporation

In 2019, the HRC Committee approved the following deletions from the PSU Performance Peer Group. These changes will apply to PSU awards granted in 2020.

Deletions:
Anadarko Petroleum Corporation and Southwestern Energy Company

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Compensation Governance

The following table outlines the executive compensation governance best practices that we follow and the pitfalls that we avoid.

PRACTICES WE FOLLOW	PRACTICES WE PROHIBIT
Maintain an independent HRC Committee whose members have the necessary skills, knowledge and experience	No re-pricing, option exchanges, or cancellations of LTI grants
Retain an independent compensation consultant that provides no services on behalf of management	No gross-up of executive compensation, including perquisites or incentive awards, to account for taxes
Grant LTIs with payouts that are tied directly to absolute stock price performance or stock price performance relative to a group of industry peers	No excessive severance packages or guaranteed compensation for any executive
Cap payouts for executive annual bonus awards and PSU grants	No “single trigger” vesting of LTI awards granted in 2018 and onward
Maintain “double trigger” vesting provisions for cash severance payable to our executives upon a change in control	No hedging and short-selling of Ovintiv stock by directors, officers and employees
Maintain “double trigger” accelerated vesting provisions for all LTI grants
Impose executive compensation claw-back requirements and robust stock ownership guidelines

Independent Compensation Advisors

The HRC Committee retains FW Cook as its independent compensation consultant to provide objective expertise on executive compensation matters. FW Cook reports directly to the HRC Committee Chair. In 2019, FW Cook received $168,703.51 for executive compensation-related services.

Management engages Willis Towers Watson to provide pension-related services, including as actuary to our Canadian pension plans, and from time to time to provide competitive market data regarding our compensation program and employee benefit programs. In 2019, Willis Towers Watson received $34,982.02 for executive compensation-related services, and $1,076,190.88 for other services provided to management.

Compensation Risk Management

The Board and the HRC Committee mitigate compensation-related risk using a structured decision-making process and program safeguards. The HRC Committee’s structured approach to compensation risk is designed to discourage inadvertent or undue risk-taking by incorporating risk management principles directly into our program design, actively considering risk as a key element of compensation decision-making and requiring annual compensation program risk assessments.

Our annual compensation risk assessments are reviewed, and often conducted, by the HRC Committee’s independent compensation consultant. The most recent risk assessment, conducted in April 2019, recognized Ovintiv’s strong governance practices and concluded “it was not reasonably likely Ovintiv’s executive pay programs will have a material adverse impact on Ovintiv, its business or its value.”

Specific examples of how our program incorporates compensation risk management include:

use of balanced, operational and financial performance metrics in our Board-approved Company Scorecard;
use of a balanced mix of vehicles in our annual LTI grants;
imposition of vesting and payout maximums (or caps) in our PSU grants; and
application of our incentive program consistently across Ovintiv, so all employees, including our executives, are pursuing the same objectives.

We believe these features reduce risk by diversifying rewards and eliminating reliance on any single or limited number of performance measures to determine executive incentive compensation. Compensation-related risk is mitigated through our corporate governance practices, which include robust stock ownership guidelines, an Incentive Compensation Clawback Policy, and prohibitions regarding hedging of equity awards and stock - all of which apply to incentive-based compensation granted to our executives.

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Executive Stock Ownership Guidelines

Ovintiv’s executives and vice-presidents must achieve minimum stock ownership levels within five years of being appointed to their positions. An individual who receives a promotion resulting in an increased stock ownership target is given an additional two-year period to meet the new target. Targets are calculated as a multiple of base salary. Stock ownership is calculated based on the aggregate value of: (i) owned shares of common stock (including beneficial ownership); (ii) RSU holdings; and (iii) DSU holdings.

The following table illustrates each NEO’s stock ownership requirement and actual stock ownership as of March 6, 2020.

	Ownership Requirement (Multiple of Base Salary)	Current Ownership (Multiple of Base Salary)
Doug Suttles	5 times	11.45 times
Corey Code	3 times	4.79 times
Mike McAllister	3 times	6.96 times
David Hill	3 times	5.22 times
Renee Zemljak	3 times	4.58 times

Incentive Compensation Clawback Policy

Our Incentive Compensation Clawback Policy applies if:

•	Ovintiv is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement under applicable securities laws;
•	incentive compensation received by a current or former executive in respect of years to which the restatement pertains exceeds the amount that would have been received under the restatement; and
•	an executive who received the incorrect amount of incentive compensation engaged in gross negligence, intentional misconduct, or fraud that either caused or significantly contributed to the material non-compliance resulting in the restatement.

Where such circumstances exist, the Board is authorized to: (i) require the executive to immediately reimburse Ovintiv any incentive compensation previously paid; (ii) immediately terminate any right of the executive to any unpaid incentive compensation; (iii) immediately withhold or cancel the value of any incentive compensation from any outstanding amounts owing to the executive to compensate for the value of any unrecovered incentive compensation amount; and (iv) initiate other action against the executive as the Board may deem necessary.

Indebtedness of Directors and Executive Officers

As at the date of this Proxy Statement, there is not, and since January 1, 2019, there has not been, any indebtedness outstanding by, or any guarantees, support agreements, letters of credit or other similar arrangements or understandings provided by, Ovintiv or its subsidiaries to any of our current or former directors (including the director nominees) or executive officers or any of their respective associates.

CEO Pay Ratio

Mr. Suttles’ 2019 annual total target compensation was $12,570,394 as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for 2019 calculated in accordance with Item 402(c)(x) of Regulation S-K (which includes 2019 base salary, target grant date fair value of LTI awards, annual bonus, company contributions to retirement plan, annual allowance and other benefits) was $144,770. As a result, in accordance with Item 402(u) of Regulation S-K, we estimate that Mr. Suttles’ 2019 annual total compensation was approximately 87 times that of our median employee. The median employee was determined based on actual 2019 total cash compensation for the period from January 1, 2019 to December 31, 2019, for the employee population as of December 31, 2019. We used a foreign exchange rate of C$1.00 = US$0.754 (the average exchange rate during 2019) to convert Canadian compensation into U.S. dollars for purposes of comparison.

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Executive Compensation Tables

Summary Compensation Table

The table below shows the compensation paid or awarded to each of our NEOs in the last three years.(1)

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total Compensation ($)
Doug Suttles Chief Executive Officer	2019	1,100,000	7,331,253	2,443,754	1,419,000	–	276,387	12,570,394
	2018	1,100,000	6,076,702	2,025,566	2,289,375	–	296,827	11,788,470
	2017	1,100,000	6,312,728	2,104,237	2,137,256	–	290,465	11,944,686
Corey Code(7) Executive Vice-President & Chief Financial Officer	2019	290,602	722,737	491,228	193,121	–	68,058	1,765,746
Mike McAllister President	2019	531,033	2,153,618	852,834	558,144	1,090,241	64,112	5,249,982
	2018	524,030	1,696,506	565,507	767,573	–	66,736	3,620,352
	2017	524,030	1,696,514	565,509	702,724	1,777,774	66,736	5,333,287
David Hill Executive Vice-President, Land & Exploration	2019	450,000	1,293,755	431,267	325,080	–	114,173	2,614,275
	2018	450,000	1,125,012	375,015	496,913	–	114,446	2,561,386
	2017	450,000	1,125,004	375,013	445,725	–	113,681	2,509,423
Renee Zemljak Executive Vice-President, Midstream, Marketing & Fundamentals	2019	490,000	1,293,755	431,267	353,976	–	119,227	2,688,225
	2018	490,000	1,125,012	375,015	571,095	–	117,383	2,678,505
	2017	490,000	1,125,004	375,013	485,345	–	117,024	2,592,386
Sherri Brillon(6) Former Executive Vice-President & Chief Financial Officer	2019	183,788	1,495,753	498,595	400,703	–	2,246,381	4,825,220
	2018	441,090	1,300,657	433,563	534,270(4)	–	111,161	2,820,741
	2017	441,090	1,300,671	433,576	476,377	–	111,161	2,762,875

Notes:

(1)	All amounts are presented in U.S. dollars. Amounts paid or awarded in Canadian dollars have been converted to U.S. dollars using an exchange rate (for each year above) of C$1.00 = US$0.754 (average exchange rate for 2019) for year-over-year comparability.
(2)	For 2019, 2018 and 2017 RSU and PSU grants, grant date fair value is calculated by multiplying the number of granted units by the VWAP of shares of common stock, adjusted to reflect the Share Consolidation, on the five trading days immediately prior to the March 8, 2019 grant date (C$47.70 or US$35.80), February 26, 2018 grant date (C$68.80 or US$54.35) and February 27, 2017 grant date (C$77.15 or US$58.75). PSU and RSU compensation expenses are accounted for on a fair value basis, as required by U.S. GAAP. Additional grants to Messrs. Code and McAllister were made at C$45.05 and C$29.85, respectively.
(3)	For 2019, 2018 and 2017 Canadian Option grants and U.S. SAR grants, grant date fair value is determined in accordance with ASC 718 Compensation – Stock Compensation (“ASC 718”) by using a Black-Scholes model, applied using the following assumptions:

		2019		2018		2017
	Assumption	Option Grants	SAR Grants	Option Grants	SAR Grants	Option Grants	SAR Grants
	Expected Term	7 years	7 years	7 years	7 years	7 years	7 years
	Volatility	48.68%	51.28%	54.10%	57.87%	53.24%	57.18%
	Dividend Yield	1.04%	1.04%	0.54%	0.54%	0.54%	0.54%
	Risk Free Rate	1.85%	1.85%	1.67%	1.67%	0.75%	0.75%
	Black-Scholes Value	46.0%	48.0%	52.4%	55.2%	50.3%	53.3%

(4)	In 2017, Ms. Brillon elected to convert 25 percent of her 2018 Bonus award into DSUs.
(5)	Change in Pension Value represents the year-over-year compensatory change. Details are found in the Defined Benefit Pension Table on page 31.
(6)	Includes payments made and benefits provided to Ms. Brillon in 2019 in connection with her departure from her role on May 1, 2019. For more information, please refer to page 30 of this Proxy Statement and the All Other Compensation Table below.
(7)	Mr. Code was appointed Executive Vice-President & Chief Financial Officer of the company effective May 1, 2019. Prior to his appointment, he was not a NEO of the company.

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All Other Compensation Table

The table below provides a breakdown of all other benefits and perquisites received by each of our NEOs in the last three years:

Name	Year	Company Contributions to Retirement Plans ($)(1)	Annual Allowance ($)	Company Aircraft ($)(2)	Severance and Other Separation- Related Benefits ($)	Other Perquisites and Benefits ($)(3)	Total ($)
Doug Suttles	2019	171,667	38,000	61,398	–	5,322	276,387
	2018	169,266	36,456	49,302	–	41,803	296,827
	2017	111,835	35,755	36,701	–	106,174	290,465
Corey Code(4)	2019	23,244	22,922	–	–	21,893	68,059
Mike McAllister	2019	–	29,858	–	–	34,254	64,112
	2018	–	29,858	–	–	36,878	66,736
	2017	–	29,858	–	–	36,878	66,736
David Hill	2019	71,367	38,000	–	–	4,806	114,173
	2018	72,900	38,000	–	–	3,546	114,446
	2017	72,900	38,000	–	–	2,781	113,681
Renee Zemljak	2019	76,008	38,000	–	–	5,219	119,227
	2018	76,381	38,000	–	–	3,002	117,383
	2017	76,022	38,000	–	–	3,002	117,024
Sherri Brillon	2019	28,818	12,441	–	2,190,673(5)	14,449	2,246,381
	2018	49,402	29,858	–	–	31,901	111,161
	2017	49,402	29,858	–	–	31,901	111,161

Notes:

(1)	The amounts in this column represent the matching contributions made by the company for the benefit of the NEOs under the defined contribution plan and non-qualified deferred compensation plan. These plans are discussed in further detail in the “2019 Non-qualified Deferred Compensation” table on page 32.
(2)	The amounts in this column represent the value of personal aircraft use. The aggregate incremental cost to Ovintiv for personal use of Ovintiv’s aircraft is calculated based on Ovintiv’s average variable operating costs including fuel, repairs and maintenance, landing and ramp fees and other miscellaneous variable costs.
(3)	The amounts in this column include company match of respective investment plan contributions, limited personal club memberships and taxable benefit of company parking.
(4)	Mr. Code was appointed Executive Vice-President & Chief Financial Officer of the company effective May 1, 2019. Prior to his appointment, he was not a NEO of the company.
(5)	This amount represents the following payments made and benefits provided to Ms. Brillon in 2019 in connection with her departure from her role on May 1, 2019: (a) a cash payment of $2,190,673, comprised of: (i) 24 months of base salary totaling $882,180; (ii) bonus compensation of $1,209,689; and (iii) the value of pension contributions under the company’s defined contribution pension plans of $98,804, representing a 24-month notice period. Amounts paid in Canadian dollars have been converted to U.S. dollars using an exchange rate, for each year above, of C$1.00 = US$0.754 (average exchange rate for 2019). For more information, please refer to page 30 of this Proxy Statement.

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Grants of Incentive Plan Awards for 2019

The following table provides information about LTI awards granted to our NEOs in 2019 under the Omnibus Incentive Plan. All amounts in the below table have been adjusted to reflect the effects of the Share Consolidation.

				Estimated future payouts under non-equity incentive plan awards(1)			Estimated future payouts under equity incentive plan awards(2)			All other stock awards:	All other option awards:	Exercise
Name	Type of award	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	number of shares of stock or units(3) (#)	number of securities underlying options(4) (#)	or base price of option awards(5) ($/sh)	Grant date fair value of stock and option awards(6)
Doug Suttles				0	$1,375,000	$2,750,000
	RSU	03/08/2019	2/12/2019							68,261			$2,443,751
	PSU	03/08/2019	2/12/2019				0	136,522	273,045				$4,887,502
	Option	03/08/2019	2/12/2019								142,211	US$35.80	$2,443,754
Corey Code				0	$186,857	$373,714
	RSU	03/08/2019	2/12/2019							3,219			$115,760
	PSU	03/08/2019	2/12/2019				0	6,437	12,874				$231,519
	Option	03/08/2019	2/12/2019								6,997	C$47.70	$115,760
	PSU	05/08/2019	3/20/2019				0	11,053	22,107				$375,459
	Option	05/08/2019	3/20/2019								27,843	C$45.05	$375,468
Mike McAllister				0	$494,370	$988,740
	RSU	03/08/2019	2/12/2019							18,082			$650,326
	PSU	03/08/2019	2/12/2019				0	36,164	72,327				$1,300,653
	Option	03/08/2019	2/12/2019								39,309	C$47.70	$650,339
	PSU	09/10/2019	11/10/2019				0	9,003	18,007				$202,639
	Option	09/10/2019	11/10/2019								24,334	C$29.85	$202,495
David Hill				0	$315,000	$630,000
	RSU	03/08/2019	2/12/2019							12,046			$431,254
	PSU	03/08/2019	2/12/2019				0	24,092	48,184				$862,501
	SAR	03/08/2019	2/12/2019								25,097	US$35.80	$431,267
Renee Zemljak				0	$343,000	$686,000
	RSU	03/08/2019	2/12/2019							12,046			$431,254
	PSU	03/08/2019	2/12/2019				0	24,092	48,184				$862,501
	SAR	03/08/2019	2/12/2019								25,097	US$35.80	$431,267
Sherri Brillon(7)				0	$137,841	$275,681
	RSU	03/08/2019	2/12/2019							13,863			$498,587
	PSU	03/08/2019	2/12/2019				0	27,725	55,451				$997,166
	Option	03/08/2019	2/12/2019								30,137	C$47.70	$498,595

Notes:

(1)	“Threshold” represents the lowest payout if the threshold level of performance is achieved for every performance metric. “Maximum” represents a payout at 200 percent of target. The actual amounts paid for 2019 are shown in the Summary Compensation Table on page 24 of this Proxy Statement.
(2)	These columns reflect the potential payout range, in units, of PSUs granted in 2019. PSU awards cliff vest at three years from the grant date. Actual payouts will range from 0 to 200 percent of the units granted plus reinvested dividends based on Relative TSR (50 percent) and Strategic Milestones (50 percent) over the three-year performance period ending December 31, 2021.
(3)	RSU awards plus reinvested dividends cliff vest at three years from the grant date.
(4)	The Option awards vest over three years from the grant date (30% the first two years and 40% the third year) and expire seven years from grant date.
(5)	Option exercise prices reflect the five-day VWAP of the shares of common stock prior to grant date. Option awards to Canadian-based NEOs were granted based on exercise prices in Canadian dollars (C$47.70), and SAR awards to U.S.-based NEOs were granted based on exercise prices in U.S. dollars (US$35.80). Additional grants to Messrs. Code and McAllister were made at C$45.05 and C$29.85, respectively.
(6)	Canadian dollar awards have been converted to U.S. dollars using an exchange rate of C$1.00 = US$0.754 (average exchange rate for 2019). The grant date fair value of stock options granted is determined by multiplying the number of options granted by the Black-Scholes value.
(7)	Succession planning for the CFO resulted in Ms. Brillon’s role transitioning to Mr. Code on May 1, 2019. For more information, please refer to page 30 of this Proxy Statement.

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Securities Authorized for Issuance Under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(1)
Equity compensation plans approved by securityholders(2)	3,635,518	$48.65	3,725,627
Equity compensation plans not approved by securityholders	None	None	None
Total	3,635,518	$48.65	3,725,627

Notes:

(1)	All amounts in the above table have been adjusted to reflect the effects of the Share Consolidation.
(2)	Includes awards granted under the Ovintiv Employee Stock Option Plan (the “ESOP”) and the Omnibus Incentive Plan of Ovintiv (the “Omnibus Incentive Plan”). The ESOP continues to apply to options granted prior to 2019. The Omnibus Incentive Plan applies to awards granted after 2019 and certain RSU and PSU awards granted in 2018. A description of the key terms of the ESOP is provided in Schedule B of this Proxy Statement. A description of the key terms of the Omnibus Incentive Plan is provided in Schedule A of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year End

The following table shows outstanding equity awards held by the NEOs as of December 31, 2019, adjusted to reflect the effects of the Share Consolidation.

						Stock Awards
	Option Awards(1)					RSUs		PSUs
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested(2) ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested(3) ($)
Doug Suttles	–	142,211	–	$35.80	03/08/2026	69,255	$1,624,030	138,510	$3,248,060
	22,355	52,162	–	$68.80	02/26/2025	39,869	$913,861	79,737	$1,827,700
	43,149	28,766	–	$77.15	02/27/2024	37,137	$851,239	74,273	$2,094,049
	385,087	–	–	$27.80	03/03/2023	–	–	–	–
	123,974	–	–	$71.70	03/13/2022	–	–	–	–
Corey Code	–	27,843	–	$45.05	05/08/2026	–	–	11,187	$256,424
	–	6,997	–	$47.70	03/08/2026	3,266	$74,862	6,532	$149,724
	1,389	3,240	–	$68.80	02/26/2025	2,477	$56,777	4,953	$113,554
	2,957	1,972	–	$77.15	02/27/2024	2,545	$58,358	5,090	$143,533
	19,760	–	–	$27.80	03/03/2023	–	–	–	–
	11,856	–	–	$71.70	03/13/2022	–	–	–	–
Mike McAllister	–	24,334	–	$29.85	09/10/2026	–	–	9,077	$208,082
	–	39,309	–	$47.70	03/08/2026	18,347	$420,566	36,695	$841,108
	6,241	14,563	–	$68.80	02/26/2025	11,131	$255,140	22,261	$510,281
	11,596	7,731	–	$77.15	02/27/2024	9,980	$228,780	19,961	$562,772
	68,427	–	–	$27.80	03/03/2023	–	–	–	–
	46,491	–	–	$71.70	03/13/2022	–	–	–	–
David Hill	–	25,097	–	$35.80	03/08/2026	12,222	$286,606	24,443	$573,188
	3,750	8,750	–	$54.35	02/26/2025	7,044	$165,205	14,089	$330,387
	7,186	4,790	–	$58.75	02/27/2024	6,552	$153,668	13,104	$377,994
	46,309	–	–	$20.30	03/03/2023	–	–	–	–
	27,765	–	–	$56.75	03/13/2022	–	–	–	–
Renee Zemljak	–	25,097	–	$35.80	03/08/2026	12,222	$286,606	24,443	$573,188
	3,750	8,750	–	$54.35	02/26/2025	7,044	$165,205	14,089	$330,387
	7,186	4,790	–	$58.75	02/27/2024	6,552	$153,668	13,104	$377,994
	46,309	–	–	$20.30	03/03/2023	–	–	–	–
	27,765	–	–	$56.75	03/13/2022	–	–	–	–
Sherri Brillon(4)	–	30,137	–	$47.70	03/08/2026	14,066	$322,438	28,133	$644,853
	4,785	11,165	–	$68.80	02/26/2025	8,533	$195,613	17,067	$391,203
	8,890	5,928	–	$77.15	02/27/2024	7,652	$175,396	15,303	$431,474
	73,574	–	–	$27.80	03/03/2023	–	–	–	–
	35,643	–	–	$71.70	03/13/2022	–	–	–	–

Notes:

(1)	Stock option awards vest over three years (30% the first two years and 40% the third year) and expire seven years from grant date.
(2)	The values shown in this column are based on the NYSE or TSX closing price of shares of common stock on December 31, 2019. Awards to U.S.-based NEOs were valued based on the NYSE (US$23.45), and those to Canadian-based NEOs were valued based on the TSX (C$30.40). Canadian dollar awards have been converted to U.S. dollars using an exchange rate of C$1.00 = US$0.754 (average exchange rate for 2019).

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(3)	The values shown in this column are based on the NYSE or TSX closing price of shares of common stock on December 31, 2019. Awards to U.S.-based NEOs were valued based on the NYSE (US$23.45), and those to Canadian-based NEOs were valued based on the TSX (C$30.40). The performance metric applied for the 2017 PSU grant is based on a payout of 123% and 2018 and 2019 PSU grants are based on a payout of 100% of the respective target. Canadian dollar awards have been converted to U.S. dollars using an exchange rate of C$1.00 = US$0.754 (average exchange rate for 2019).
(4)	Succession planning for the CFO resulted in Ms. Brillon’s role transitioning to Mr. Code on May 1, 2019. The RSUs, PSUs and Options granted to Ms. Brillon prior to such date will continue to vest in accordance with their original terms and vesting schedule.

Option Exercises and Stock Vested for 2019

The following table provides information relating to the value realized upon the exercise of Options and the vesting of RSUs and PSUs under the company’s incentive plans during the last fiscal year. All amounts in the below table have been adjusted to reflect the effects of the Share Consolidation.

			Stock Awards
	Option Awards		RSUs		PSUs
Name	Number of shares acquired on exercise (#)	Value realized on exercise(1) ($)	Number of shares acquired on vesting (#)	Value realized on vesting(2) ($)	Number of shares acquired on vesting(3) (#)	Value realized on vesting(4) ($)
Doug Suttles	–	–	99,004	3,560,758	332,652	11,964,095
Corey Code	–	–	7,011	252,156	23,556	847,210
Mike McAllister	–	–	27,493	988,808	92,377	3,322,413
David Hill	–	–	18,825	673,935	63,250	2,264,350
Renee Zemljak	–	–	18,825	673,935	63,250	2,264,350
Sherri Brillon(5)	–	–	21,078	758,087	70,822	2,547,170

Notes:

(1)	The value realized on shares acquired on exercise is based on the difference between the closing price per share of the company’s shares of common stock on the date of exercise and the grant price. Canadian dollar awards have been converted to U.S. dollars using an exchange rate of C$1.00 = US$0.754 (average exchange rate for 2019).
(2)	The values realized upon vesting for RSUs are based on the NYSE or TSX five-day VWAP at March 8, 2019, or US$35.80 and C$47.70, respectively.
(3)	The performance multiplier for the 2016 PSU grant was determined to be 168%.
(4)	The values realized upon vesting for 2016 PSUs are based on the five-day VWAP after the February board meeting blackout was lifted. The five-day VWAP for NYSE and TSX are US$35.80 and C$47.70, respectively.
(5)	Succession planning for the CFO resulted in Ms. Brillon’s role transitioning to Mr. Code on May 1, 2019. For more information, please refer to page 30 of this Proxy Statement.

Change in Control Arrangements

Ovintiv does not have general employment contracts with our NEOs; however, each NEO has a change in control (“CIC”) agreement that provides for payment of severance and other termination benefits upon a qualifying termination following a CIC. The treatment of each NEO’s LTI awards upon a termination of employment following a CIC is governed by the applicable LTI plan. The relevant terms of our executive CIC arrangements and treatment of LTI awards are summarized in the table below.

Application	CEO and all other ELT members.
Trigger	In the case of LTIs granted prior to 2018, a CIC alone. Otherwise, a CIC and subsequent termination of executive’s employment within 24 months either: (i) by Ovintiv other than for Cause; or (ii) by the executive for Good Reason.
Severance	Lump sum cash payment equal to two times the sum of the executive’s base salary, annual allowance, professional membership fees reimbursement, matching contributions to investment plan, and annual bonus award (based on average bonus award paid over preceding three years).
Benefits	Continuation of health, dental, life, disability, and accident insurance benefits for 24 months (or a lump sum payment in lieu). Career counseling, financial counseling, and executive benefits for 24 months.
Pension	Continued accrual or crediting of contributions (for Defined Contribution pension plan participants) or, for Mr. McAllister, continued accrual of Defined Benefit pension benefits for 24-month period, or cash payment equal to the value thereof.
Options/SARs	All unvested options/SARs vest immediately and remain exercisable until the earlier of 24 months and the expiration date.
PSUs	All outstanding PSUs immediately vest and become payable at the level specified in the plan document and at the price at which Ovintiv’s shares of common stock are valued for purposes of the CIC.
RSUs	Any unvested RSUs immediately vest and are payable based on the price at which Ovintiv’s shares of common stock are valued for purposes of the CIC.

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TREATMENT OF LTIs UPON TERMINATION OR CHANGE IN CONTROL

Voluntary or Involuntary Termination Outside a CIC	Upon termination under the age of 55, all RSUs, PSUs and unvested options are forfeited and cancelled, and any vested options must be exercised within 60 business days of termination.
Upon early retirement between the ages of 55 to 60, whether initiated by Ovintiv or due to the applicable employee’s resignation: (i) unvested RSUs and PSUs vest on a pro-rated basis based on the number of months from the grant date to the date of retirement, and are paid at the scheduled vesting date; (ii) vested options or SARs must be exercised within six months of termination of employment; and (iii) unvested options or SARs are cancelled.
Upon retirement above the age of 60, whether initiated by Ovintiv or due to the applicable employee’s resignation, all outstanding RSUs, PSUs and options/SARs will continue to vest according to the vesting schedule, with any vested options or SARs exercisable up to the expiry date.
Termination Following a CIC	In February 2018, we amended our LTI award agreements to incorporate “double trigger” vesting provisions. For all LTI awards granted to our NEOs beginning February 2018, both a CIC and subsequent termination, of the executive by the company (other than for “Cause”) or by the executive for “Good Reason”, in each case, within 24 months following the CIC is required for unvested LTIs to immediately vest. Only LTI awards held by our NEOs that were granted prior to February 2018 will become immediately vested or exercisable upon a CIC alone.
Termination Due to Death	Treatment of LTIs upon the death of an NEO is similar to treatment of LTIs for a voluntary or involuntary termination outside a CIC, with the exception that individuals under the age of 55 at the time of death are treated in the same manner as an early retirement between the ages of 55 and 60.

Potential Payments Upon Termination or Change in Control

The following table illustrates the amount of compensation payable to each of our NEOs assuming various termination scenarios or a change in control of the company as if such event occured on December 31, 2019. The amounts shown below are calculated as at December 31, 2019 and all Canadian dollar amounts have been converted to U.S. dollars using the Bank of Canada exchange rate in effect on such date (being C$1.00 = US$0.770).

	Voluntary Termination ($)	Involuntary Termination Without Cause ($)	Involuntary Termination Within a Change-in-Control ($)	Termination Due to Death ($)
Doug Suttles
Salary Severance	–	2,200,000(1)	2,200,000(1)	–
Annual Incentive Plan	–	3,857,404(2)	3,857,404(2)	–
Value of Unvested LTIs	6,726,361	6,726,361	11,041,953(3,4)	6,726,361
Incremental Value (Pension Benefits)	–	403,920(8)	403,920(8)	–
Other Compensation and Benefits	–	109,622(9)	109,622(9)	–
TOTAL:	6,726,361	13,297,307(10)	17,612,899	6,726,361
Corey Code
Salary Severance	–	–	616,000(1)	–
Annual Incentive Plan	–	–	384,990(2)	–
Value of Unvested LTIs	39,560	39,560	883,488(3,4)	490,561
Incremental Value (Pension Benefits)	–	–	68,992(7)	–
Other Compensation and Benefits	–	–	64,243(9)	–
TOTAL:	39,560	39,560	2,017,713	490,561
Mike McAllister
Salary Severance	–	–	1,116,500(1)	–
Annual Incentive Plan	–	–	1,380,990(2)	–
Value of Unvested LTIs	1,821,735	1,821,735	3,120,457(3,4)	1,821,735
Incremental Value (Pension Benefits)	–	–	–(5)	–
Other Compensation and Benefits	–	–	96,571(9)	–
TOTAL:	1,821,735	1,821,735	5,714,518	1,821,735
David Hill
Salary Severance	–	–	900,000(1)	–
Annual Incentive Plan	–	–	845,145(2)	–
Value of Unvested LTIs	1,411,469	1,411,469	2,173,259(3,4)	1,411,469
Incremental Value (Pension Benefits)	–	–	145,800(6)	–
Other Compensation and Benefits	–	–	47,192(9)	–
TOTAL:	1,411,469	1,411,469	4,111,396	1,411,469
Renee Zemljak
Salary Severance	–	–	980,000(1)	–
Annual Incentive Plan	–	–	940,277(2)	–
Value of Unvested LTIs	1,292,768	1,292,768	2,054,558(3,4)	1,292,768
Incremental Value (Pension Benefits)	–	–	158,760(6)	–
Other Compensation and Benefits	–	–	48,018(9)	–
TOTAL:	1,292,768	1,292,768	4,181,613	1,292,768

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Notes:

(1)	Calculated using two times NEO’s base salary in effect at December 31, 2019.
(2)	Calculated based on two times the average of Bonus award paid in the immediately preceding three years (from 2017 to 2019, inclusive).
(3)	Reflects estimated value from accelerated vesting of Options unvested as at December 31, 2019.
(4)	The PSU amounts have been valued, for illustration purposes, based on a payout of 100% of the respective target amount using the NYSE or TSX closing price of shares of common stock, adjusted to reflect the Share Consolidation, on December 31, 2019, or US$23.45 and C$30.40 respectively. Value of 2019, 2018 and 2017 RSU grants reflects all RSUs outstanding as at December 31, 2019 valued, for illustration purposes, based on the NYSE or TSX closing price of shares of common stock on December 31, 2019, or US$23.45 and C$30.40 respectively.
(5)	In the event of a CIC and termination of employment, Mr. McAllister would have been credited with additional pensionable service of 24 months. The calculation of his respective five-year final average pensionable earnings is based on his annual base salary plus bonus (capped at 40% of base salary) for this additional period. The incremental value is equal to the difference between the actuarial present values of his accrued defined benefit pension, as modified above, less the accrued defined benefit pension, unmodified, using the commuted value basis for the defined benefit component of the Canadian Plan as of December 31, 2019. The discount rates used are 3.20% for 10 years and 3.40% thereafter.
(6)	In the event of a CIC and termination of employment, Mr. Hill or Ms. Zemljak (as applicable), would be compensated based on additional service for purposes of their DC Pension Plan participation of 24 months. The incremental value is equal to 13.0% of two times their annual base salary plus 8% of two times their annual bonus (capped at 40% of base salary).
(7)	In the event of a CIC and termination of employment, Mr. Code would be compensated based on additional service for purposes of his DC Pension Plan participation of 24 months. The incremental value is equal to 8.0 percent of two times his annual base salary plus 8% of two times his annual bonus (capped at 40% of base salary).
(8)	In the event of a CIC and termination of employment, Mr. Suttles would be compensated based on additional service for purposes of his DC Pension Plan participation of 24 months. The incremental value is equal to 8.0 percent of two times his annual base salary plus 8% of two times his annual bonus (capped at 67% of base salary).
(9)	Includes other compensation, including perquisites, annual allowances and five percent matching of participant contributions.
(10)	Reflects estimated value for without Cause termination pursuant to Mr. Suttles’ offer of employment dated June 10, 2013.

Sherri Brillon, the company’s former CFO, departed her role on May 1, 2019 as part of succession planning by the company. Ms. Brillon’s departure was announced on March 21, 2019, prior to our 2019 annual meeting of stockholders. Severance payments provided to Ms. Brillon enabled an orderly transition of Mr. Code into the role of CFO, consistent with the company’s long-term succession plan. For additional information on such payments, please refer to the “All Other Compensation Table” on page 25 of this Proxy Statement.

Retirement and Other Benefits

Ovintiv provides retirement and other benefits to our NEOs as described below.

Canadian Registered and Supplemental Pension Plans

Our Canadian-based executives participate in our registered pension plan and supplemental pension plan (collectively, the “Canadian Plan”). Pension contributions to the registered plan are payable up to the level permitted by the Income Tax Act. Contributions beyond this level are made to the supplemental plan. The Canadian Plan has an active defined contribution component. It also has a legacy defined benefit component that has been closed to new members since 2003. Pensionable earnings, for purposes of the Canadian Plan, include a base salary and Annual Bonus award (capped to a maximum of base salary of 67% for the CEO and 40% for other NEOs).

Canadian Defined Contribution Plan

Mr. Code participated in the defined contribution component of the Canadian Plan. Ovintiv contributes eight  percent of pensionable earnings to an individual’s defined contribution account. Participants select from a variety of investment options and manage their own accounts.

Canadian Defined Benefit Plan

Mr. McAllister is the only executive who participates in the defined benefit component of the Canadian Plan. His participation commenced with a predecessor company to Ovintiv, and his defined benefits have fully vested.

Upon retirement, defined benefits are based on two percent of the individual’s highest five consecutive years of pensionable earnings in the preceding 10 years, multiplied by years of pensionable participation in the Canadian Plan. Participants contribute four percent of pensionable earnings up to a defined annual maximum. Normal retirement is age 65, but participants can retire at age 55 or after with a reduced pension. Pension is paid on an unreduced basis from age 60 (or after age 55 with 30 years of service).

Canadian Investment Plan

Our Canadian-based executives are also eligible to participate in our Canadian Investment Plan. Participants contribute up to a maximum of 25% base salary to self-selected investment options. Ovintiv matches these contributions to a maximum of five percent of base salary in shares of common stock purchased on the open market.

U.S. Defined Contribution Plans

Messrs. Suttles and Hill and Ms. Zemljak participate in the Ovintiv USA Retirement Plan. Ovintiv contributes eight percent of base salary to a participant’s defined contribution account. Similar to the Canadian Investment Plan, participant contributions are matched by Ovintiv up to five percent of base salary. Participants select among various investment options and manage their own accounts. As with the supplemental component of the Canadian Plan, Ovintiv also credits an amount equal to eight percent of the executives’ Annual Bonus award (to a maximum of 67% of base salary for the CEO and 40% for the other NEOs) to a U.S. non-qualified Deferred Compensation Plan (“NQDC Plan”). The NQDC Plan provides non-qualified benefits in excess of those permitted (under the Ovintiv USA Retirement Plan) by the U.S. Internal Revenue Code.

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Welfare Benefits

NEOs participate in the same company-sponsored welfare benefit programs as Ovintiv’s other employees, based on the country in which they reside.

Employee Deferred Share Unit Plan

Under the Employee Deferred Share Unit Plan (“Employee DSU Plan”), executives can convert either 25% or 50% of their Annual Bonus award into DSUs. To defer part of an Annual Bonus award into DSUs, an executive must make an election prior to December 31 of the preceding calendar year. Once an election is made, the number of DSUs credited to an executive is calculated as follows:

DSUs are settled in cash and are payable only after an executive ceases to be an employee of Ovintiv.

Lump Sum Cash Payment in Lieu of Perquisites

Ovintiv provides employees, including NEOs, with a lump sum cash payment in lieu of offering specific perquisites.

Additional CEO Benefits

Mr. Suttles received additional benefits as part of his compensation arrangements entered into when he was appointed CEO in 2013. These benefits include a prescribed-value annual allowance for personal travel on company-owned aircraft. These benefits are treated as employment income and are fully taxable. Mr. Suttles receives no tax gross-ups or loans in respect of the travel allowance, and any unused balance at year-end is forfeited and cancelled. Further details of these benefits are included under the “All Other Compensation” column for Mr. Suttles in the Summary Compensation Table on page 24 of this Proxy Statement.

Defined Benefit Pension Table

The table below shows Mr. McAllister’s estimated annual defined benefits, accrued defined benefit pension obligations and compensatory and non-compensatory changes as at December 31, 2019.(1)

Name	Plan Name	Number of years of credited service (#)	Present Value of accumulated benefit(2) ($)	Payments during last fiscal year($)
Mike McAllister(3)(4)	Registered Plan	19.500	892,117	–
	Supplemental Plan	31.500	7,964,945	–

Notes:

(1)	Amounts are estimates only based on assumptions and therefore may not materialize. Refer to Note 23 to the Consolidated Financial Statements in the Annual Report or other footnotes below.
(2)	Amounts converted from Canadian dollars to U.S. dollars using December 31, 2019 exchange rate of C$1.00 = US$0.770. Calculations include no preretirement decrements. All accrued pensions are assumed payable at the later of age 60, which is the earliest unreduced retirement age, and current age.
(3)	Mr. McAllister was granted 12 additional years of service under an individual agreement in 2000. The additional Supplemental Plan pension in respect of the 12 years of additional service is reduced by an annual pension offset of $18,526 (converted from Canadian dollars to U.S. dollars using the December 31, 2019 exchange rate of C$1.00 = US$0.770) payable at his current age from Mr. McAllister’s previous employer. The additional pension, reflecting the offset, is $3,112,804 of the present value listed above.
(4)	Mr. McAllister is eligible for early unreduced retirement under both plans as at December 31, 2019.

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2019 Non-qualified Deferred Compensation

The table below provides information relating to the compensation deferred during fiscal 2019 under the terms of the NQDC by the NEOs:

Name	Executive contributions in last fiscal year(1)(5) ($)	Registrant contributions in last fiscal year(2)(5) ($)	Aggregate earnings in last fiscal year(3)(5) ($)	Aggregate withdrawals/ distributions(5) ($)	Aggregate balance at last fiscal year end(4)(6) ($)
Doug Suttles	–	142,903	30,488	–	224,282
Corey Code	–	2,712	(12,756)	–	66,952
Sherri Brillon	133,567	8,286	55,549	–	896,811
Mike McAllister	–	–	(27,776)	–	110,772
David Hill	94,691	35,897	190,308	118,641	1,160,712
Renee Zemljak	–	41,535	231,065	139,286	1,400,662

Notes:

(1)	These include contributions made through election in the NQDC Plan and deferrals elected by NEOs through the Employee DSU Plan. These amounts are reported in the “Non-Equity Incentive Plan Compensation” column (for 2018 Annual Bonus award paid in 2019) of the Summary Compensation Table on page 24 of this Proxy Statement
(2)	These include contributions made by Ovintiv to the NEO through the NQDC Plan and Supplemental DC Plan. These amounts are reported in the All Other Compensation column of the Summary Compensation Table on page 24 of this Proxy Statement.
(3)	Earnings are not included in the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 24 of this Proxy Statement as they are not above-market or preferential earnings.
(4)	The aggregate balances shown in this column include the following amount that was reported in the Summary Compensation Table in previous years: Mr. Suttles $434,970; Ms. Brillon $94,080; Mr. Hill $145,532; and Ms. Zemljak $181,901.
(5)	Canadian amounts are converted from Canadian dollars to U.S. dollars using the average exchange rate during 2019 of C$1.00 = US$0.754.
(6)	Canadian amounts are converted from Canadian dollars to U.S. dollars using the December 31, 2019 exchange rate of C$1.00 = US$0.770.

The HRC Committee has reviewed, commented on and discussed with management this CD&A for the year ending December 31, 2019. Based on that review and discussion, the HRC Committee recommended to the Board that it be included in this Proxy Statement for the Meeting.
Human Resources and Compensation Committee

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Item 2. Election of Directors

WHAT ARE YOU VOTING ON?
You are voting on a proposal to elect the 12 director nominees named in this Proxy Statement to Ovintiv’s Board of Directors for a term of one year.
BOARD VOTING RECOMMENDATION
The Board recommends you vote FOR the election of each director nominee.

Board of Directors Overview

PETER A. DEA Age 66 Director since 2010 Other public company boards: 2 Committees: HOWARD J. MAYSON Age 67 Director since 2014 Other public company boards: 0 Committees: (Chair) STEVEN W. NANCE Age 63 Director since 2019 Other public company boards: 0 Committees: (Chair) BRIAN G. SHAW Age 66 Director since 2013 Other public company boards: 1 Committees: BRUCE G. WATERMAN Age 69 Director since 2010 Other public company boards: 0 Committees: (Chair) FRED J. FOWLER Age 74 Director since 2010 Other public company boards: 2 Committees: MARGARET A. MCKENZIE Age 58 Director since 2015 Other public company boards: 2 Committees: SUZANNE P. NIMOCKS Age 61 Director since 2010 Other public company boards: 3 Committees: (Chair) DOUGLAS J. SUTTLES Age 59 Director since 2013 Other public company boards: 0 CLAYTON H. WOITAS Chairman Age 71 Director since 2008 Other public company boards: 0 LEE A. MCINTIRE Age 71 Director since 2014 Other public company boards: 0 Committees: THOMAS G. RICKS Age 66 Director since 2019 Other public company boards: 0 Committees: (Chair) COMMITTEES LEGEND: AUDIT CORPORATE RESPONSIBILITY AND GOVERNANCE ENVIRONMENT, HEALTH AND SAFETY HUMAN RESOURCES AND COMPENSATION RESERVES

At Ovintiv, we balance Board composition between incumbent directors with a deep understanding of our company and new directors offering fresh perspectives. The Board does not currently have term limits or a mandatory retirement age, but the CRG Committee reviews all directors annually before deciding on re-election candidates. The Board believes its strong corporate governance practices, including annual structured Board evaluations, create an engaged and dynamic Board.

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Nominees for Election to the Board

Each of the nominees elected at the Meeting will hold office until the close of Ovintiv’s 2021 Annual Meeting of Stockholders unless they resign or become incapable of performing the duties of a director. If a nominee declines to run or determines that he or she is unable to serve as director, you or your designated proxyholder will have the right to use your discretion to vote for another nominee designated by the Board. We have no reason to believe that any of our nominees will be unable to serve as a director.

The Board has fixed the number of directors to be elected at the Meeting at 12.

CLAYTON H. WOITAS
INDEPENDENT CHAIRMAN Age: 71 Calgary, Alberta, Canada Director since 2008 Received 92.57% favorable vote at the 2019 Annual Meeting of Stockholders	Board/Committees (2019) • Board* (7 of 7 meetings) • CRG* (3 of 3 meetings)

MR. WOITAS brings extensive experience in the areas of exploration, production, business development, strategy, and corporate governance to the Board. He acted as Interim President & Chief Executive Officer of the company from January 2013 until Mr. Suttles was appointed in June 2013. His other business experience includes:

•	Chairman & Chief Executive Officer, Range Royalty Management Ltd., a private oil and gas royalty company, from 2006 to December 2014.
•	Founder, Chairman and President & Chief Executive Officer, Profico Energy Management Ltd., a private company focused on natural gas exploration and production in Western Canada, from January 2000 to June 2006.
•	Director and President & Chief Executive Officer, Renaissance Energy Ltd., a public company focused on the Western Canadian energy sector, prior to April 2000.

Public Company Directorships

•	Gibson Energy Inc., an oil and gas midstream company, from June 2010 until May 2018
•	NuVista Energy Ltd., an oil and gas company, from July 2003 to May 2013

Education and Credentials

•	Bachelor of Science in Civil Engineering (University of Alberta)

DOUGLAS J. SUTTLES
NOT INDEPENDENT CEO Age: 59 Denver, Colorado, USA Director since 2013 Received 98.99% favorable vote at the 2019 Annual Meeting of Stockholders	Board/Committees (2019) • Board (7 of 7 meetings)

MR. SUTTLES has served as CEO since June 2013. He has more than 35 years of North American and international experience in the oil and gas industry, including:

•	Independent consultant in the oil & gas industry from March 2011 until June 2013.
•	Chief Operating Officer, BP Exploration & Production, from January 2009 until March 2011.
•	President, BP Alaska, from December 2006 until December 2008.
•	Member of the board of BP America and member of the BP America Operations Advisory Board.
•	President, BP Sakhalin Inc., responsible for BP’s activities in Sakhalin, Russia, as well as other senior leadership roles in BP, including Vice-President, North Sea operations and President of BP’s Trinidadian oil business.
•	Engineer, Exxon, from 1983 to 1988.

Awards and Accomplishments

•	“Mr. Spindletop Award” Honoree in 2013 (Spindletop Charities, Inc.)
•	Mechanical Engineering Distinguished Alumni Award in 2008 (University of Texas, Austin)

Education and Credentials

•	Bachelor of Science in Mechanical Engineering (University of Texas, Austin)

Non-Profit Sector Affiliations

•	Spindletop Charities Advisory Board
•	University of Texas Engineering Advisory Board
•	Member, National Petroleum Council
•	Director, American Petroleum Institute
•	Director, American Exploration & Production Council
•	Director, Independent Petroleum Association of America
•	Director, National Association of Manufacturers
•	Executive Committee, Canadian Association of Petroleum Producers (CAPP)

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PETER A. DEA
INDEPENDENT Age: 66 Denver, Colorado, USA Director since 2010 Received 96.82% favorable vote at the 2019 Annual Meeting of Stockholders	Board/Committees (2019) • Board (7 of 7 meetings) • CRG (3 of 3 meetings) • EH&S* (3 of 3 meetings) • Reserves (3 of 3 meetings)	Committee Membership (2020) • CRG • EH&S

MR. DEA has more than 30 years of exploration and production industry experience, as well as extensive involvement in state and national energy policies. With broad industry expertise and public company board experience, Mr. Dea provides perspective and valuable insight on energy, oil and natural gas operations, and energy-related policy. His business experience includes:

•	Executive Chairman, Confluence Resources LP, a private oil and gas company, since September 2016.
•	President & Chief Executive Officer, Cirque Resources LP, a private oil and gas company, since May 2007.
•	President & Chief Executive Officer, Western Gas Resources, Inc., a public natural gas company from 2001 until the company sold in 2006.
•	CEO, Barrett Resources Corporation, a public natural gas company, from 1999 (and Chairman from 2000) until the company sold in 2001.

Public Company Directorships

•	Antero Midstream Corporation, a midstream energy company, since April 2018
•	Liberty Oilfield Services Inc., an oilfield services company, since January 2018
•	Western Gas Resources, Inc., a natural gas company, from November 2001 through August 2006

Awards and Accomplishments

•	Fred Julander Lifetime Achievement Award in 2018 (Colorado Oil & Gas Association)
•	“Heritage of the Petroleum Geologist” honoree in 2017 (American Association of Petroleum Geologists)
•	Inducted into All American Wildcatters in 2014
•	“Wildcatter of the Year” for 2010 (Independent Petroleum Association of Mountain States)
•	Rocky Mountain Oil & Gas Hall of Fame inductee in 2009
•	Fellow National Member, The Explorers Club

Education and Credentials

•	Bachelor of Arts in Geology (Western Colorado University)
•	Master of Science in Geology (University of Montana)
•	Advanced Management Program (Harvard Business School)
•	Certified Professional Geologist

Non-Profit Sector Affiliations

•	Trustee, Denver Museum of Nature & Science

FRED J. FOWLER
INDEPENDENT Age: 74 Houston, Texas, USA Director since 2010 Received 96.16% favorable vote at the 2019 Annual Meeting of Stockholders	Board/Committees (2019) • Board (7 of 7 meetings) • EH&S (3 of 3 meetings) • HRC (6 of 7 meetings)	Committee Membership (2020) • EH&S • HRC

MR. FOWLER has extensive experience in oil, natural gas liquids, and natural gas processing and transportation, as well as corporate governance expertise. With more than 20 years of executive leadership experience, as well as service on other public company boards, Mr. Fowler provides valuable perspective on midstream and marketing, hedging, safety, and corporate responsibility. His business experience includes:

•	President & Chief Executive Officer, Spectra Energy Corp., a natural gas gathering, processing and mainline transportation company, from December 2006 to December 2008.
•	President & Chief Executive Officer, Duke Energy Gas Transmission, LLC, a subsidiary of Duke Energy Corporation, from April 2006 through December 2006.
•	President and Chief Operating Officer, Duke Energy Corporation, a public electric and gas company, from November 2002 to April 2006.

Public Company Directorships

•	DCP Midstream Partners, LP, a master limited partnership engaged in natural gas and natural gas liquids transport, storage, production and sale, since March 2015
•	PG&E Corporation, a natural gas and electric utility company, since March 2012[1]
•	Spectra Energy Partners, LP, a natural gas pipeline and storage entity, from October 2008 to February 2017 (Chairman until November 2013)
•	Spectra Energy Corp., a natural gas gathering, processing and mainline transportation company, from December 2006 to May 2009

Education and Credentials

•	Bachelor of Finance (Oklahoma State University)

*	Chair
(1)	On January 29, 2019, PG&E Corporation and its primary operating subsidiary, Pacific Gas and Electric Company, filed petitions to reorganize under Chapter 11 of the U.S. Bankruptcy Code.

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HOWARD J. MAYSON
INDEPENDENT Age: 67 Breckenridge, Colorado, USA Director since 2014 Received 96.84% favorable vote at the 2019 Annual Meeting of Stockholders	Board/Committees (2019) • Board (7 of 7 meetings) • CRG (3 of 3 meetings) • EH&S (3 of 3 meetings) • Reserves* (3 of 3 meetings)	Committee Membership (2020) • HRC • Reserves*

MR. MAYSON is an independent businessman and corporate director. With over 40 years of North American and international oil and gas exploration, development, and production experience, Mr. Mayson provides broad expertise and perspectives on global oil and gas operations and safety, as well as reserves oversight and reporting. His business experience includes:

•	Advisory Board member and part-time Operating Partner with Azimuth Capital Management LLC, since 2014.
•	Various senior leadership roles with BP Exploration & Production, PLC, between 1981 and 2010, including Chief Executive Officer of BP Russia, President of BP Angola, Director of BP’s Exploration & Production Technology Group, and leader of BP’s Global Subsurface Function.
•	Engineer with Schlumberger Limited from 1977-1981.
•	Non-executive director of several private U.K. and North American energy-related companies from 2010 to present.[2]

Awards and Accomplishments

•	Honorary Doctor of Engineering (Heriot-Watt University)

Education and Credentials

•	Bachelor of Engineering (1st Class Honours) (University of Sheffield)
•	Master of Science in Mechanical Engineering (Massachusetts Institute of Technology)
•	Advanced Management Program (Wharton Business School)

Non-Profit Sector Affiliations

•	Chairman, Industry Advisory Board, Institute of Petroleum Engineering, Edinburgh, 1997-2009

LEE A. MCINTIRE
INDEPENDENT Age: 71 Denver, Colorado, USA Director since 2014 Received 96.28% favorable vote at the 2019 Annual Meeting of Stockholders	Board/Committees (2019) • Board (7 of 7 meetings) • EH&S (3 of 3 meetings) • HRC (6 of 7 meetings)	Committee Membership (2020) • CRG • EH&S

MR. MCINTIRE has extensive executive leadership, risk management, and corporate governance experience. With more than 35 years of leadership experience, Mr. McIntire provides broad insights on management, strategy, finance, safety, and compensation expertise. His business experience includes:

•	Chief Executive Officer, TerraPower, LLC, a private nuclear energy technology company, from August 2015 to December 2018.
•	Chief Executive Officer and President, CH2M HILL, a private consulting company, from January 2009 to January 2014, Chairman from 2010 through 2014, and Executive Chairman of the Board from January 2014 to October 2014. Mr. McIntire previously served as CH2M HILL’s Chief Operating Officer and President.
•	Partner, Executive Vice-President, and served on the Board of Directors of the Bechtel Group, Inc., a privately-held engineering, procurement, construction, and project management company, from 1989 to 2004. Mr. McIntire served on the Chairman’s Leadership Council and was President of several of Bechtel’s multibillion-dollar companies.

Awards and Accomplishments

•	Elected to Presidents’ Circle of National Academy of Science in 2015
•	Josef Korbel Award, 2012 (University of Denver’s Josef Korbel School of International Studies)
•	Woodrow Wilson Award, 2011 (The Woodrow Wilson International Center for Scholars)

Education and Credentials

•	Bachelor of Science in Civil Engineering (University of Nebraska College of Civil Engineering)
•	Master’s (Thunderbird School of Global Management in Arizona)
•	Executive Management Program (Dartmouth’s Tuck School of Business)

(2)	Mr. Mayson was a director of Endurance Energy Ltd. from March 2012 until his resignation in December 2015. On May 30, 2016, Endurance obtained an Initial Order under the Companies’ Creditors Arrangement Act seeking a stay of proceedings and other relief. On July 4, 2017, FTI Consulting Canada Inc., Endurance’s court-appointed monitor, sought and obtained an order approving, among other things, a final distribution to Endurance’s lenders and a termination of bankruptcy proceedings.

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MARGARET A. MCKENZIE
INDEPENDENT Age: 58 Calgary, Alberta, Canada Director since 2015 Received 96.37% favorable vote at the 2019 Annual Meeting of Stockholders	Board/Committees (2019) • Board (7 of 7 meetings) • Audit (5 of 5 meetings) • HRC (7 of 7 meetings)	Committee Membership (2020) • Audit • HRC

MS. MCKENZIE has extensive experience in the energy sector primarily in the areas of finance, accounting, compensation and corporate governance. She has been a Chartered Professional Accountant since 1985 and has more than 30 years of energy industry experience including serving on public company boards since 2006. Ms. McKenzie participates in various industry and professional events each year to maintain up to date knowledge in her areas of expertise. Her business experience includes:

•	Director of two private energy-related companies.[3]
•	Chief Financial Officer, Range Royalty Management Ltd., a private oil and gas royalty company, from 2006 to December 2014.
•	Chief Financial Officer, Profico Energy Management Ltd., a private exploration and production natural gas company, from 2000 to 2006.

Public Company Directorships

•	Inter Pipeline Ltd., an energy infrastructure and petroleum pipeline company, since August 2015
•	PrairieSky Royalty Ltd., a Canadian royalty and mineral interest company, since December 2014
•	Bonavista Energy Corporation, from May 2006 to March 2018
•	Zargon Oil and Gas Ltd. From January 2007 to May 2014

Education and Credentials

•	Bachelor of Commerce in Accounting (University of Saskatchewan)
•	Chartered Professional Accountant (CPA, CA)
•	Institute of Corporate Directors Director designation (ICD.D)

STEVEN W. NANCE
INDEPENDENT Age: 63 Houston, Texas, USA Director since 2019 Received 99.08% favorable vote at the 2019 Annual Meeting of Stockholders	Board/Committees (2019) • Board (6 of 6 meetings) • EH&S (2 of 2 meetings) • Reserves (2 of 2 meetings)	Committee Membership (2020) • EH&S* • Reserves

MR. NANCE has more than 40 years of oil and gas experience, including C-level executive experience. He joined our board in 2019 following the closing of the Newfield acquisition. Since 2007, Mr. Nance has also provided consulting services on matters such as oil and gas investments, succession planning, coaching and leadership development. Mr. Nance began his career in 1978 as an engineer with The Superior Oil Company. His business experience includes:

•	President and Manager, Steele Creek Energy, LLC, a private oil and gas investment company, since 2010.
•	Various positions of increasing responsibility at Meridian Oil, Inc., the predecessor company to Burlington Resources, Inc., from 1985 until his departure in 1997 as Vice President of Burlington’s Gulf Coast division.
•	President, Chairman and CEO, XPLOR Energy and its predecessor company, from 1997 until XPLOR Energy was acquired by Harken Energy Corporation in 1999.
•	President, Peoples Energy Production Company (until it was acquired by El Paso Corporation), from 2000 to 2007.

Public Company Directorships

•	Cloud Peak Energy, Inc., a U.S. coal producer, from 2010 to 2019[4]
•	Newfield Exploration Company, an independent exploration and production company, from June 2013 to February 2019 (Lead Director)
•	The Williams Companies, Inc., an energy company, from 2012 to 2016

Awards and Accomplishments

•	Recognized as Distinguised Engineer from the College of Engineering at Texas Tech University

Education and Credentials

•	Bachelor of Science in Petroleum Engineering (Texas Tech University)

(3)	Ms. McKenzie was a director of Endurance Energy Ltd. from March 2012 until her resignation in March 2016. On May 30, 2016, Endurance obtained an Initial Order under the Companies’ Creditors Arrangement Act seeking a stay of proceedings and other relief. On July 4, 2017, FTI Consulting Canada Inc., Endurance’s court-appointed monitor, sought and obtained an order approving, among other things, a final distribution to Endurance’s lenders and a termination of bankruptcy proceedings.

(4)	On May 10, 2019, Cloud Peak Energy Inc. (“Cloud Peak”) and substantially all of its wholly-owned domestic subsidiaries filed petitions to reorganize under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). On December 5, 2019, Cloud Peak’s plan of reorganization was confirmed by the Bankruptcy Court.

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SUZANNE P. NIMOCKS
INDEPENDENT Age: 61 Houston, Texas, USA Director since 2010 Received 93.17% favorable vote at the 2019 Annual Meeting of Stockholders	Board/Committees (2019) • Board (7 of 7 meetings) • Audit (5 of 5 meetings) • CRG (3 of 3 meetings) • HRC* (7 of 7 meetings)	Committee Membership (2020) • Audit • CRG*

MS. NIMOCKS has broad energy, strategy, and risk management expertise. With more than 30 years of senior leadership and strategic consulting experience, as well as her experience on other public company boards, Ms. Nimocks provides the Board with broad perspective and insights in respect of business strategy, operations, human resources and compensation, and corporate governance. Her business experience includes:

•	Director (senior partner), McKinsey & Company, a private global management consulting firm, from June 1999 to March 2010.
•	Various positions with McKinsey & Company beginning in 1989, including as a leader in the firm’s Global Petroleum Practice, Electric Power & Natural Gas Practice, Organization Practice, and Risk Management Practice, serving as a member of the firm’s worldwide personnel committee for many years, and serving as the manager of the Houston office for eight years.

Public Company Directorships

•	Owens Corning, a leading global producer of residential and commercial building materials, since September 2012
•	ArcelorMittal, the world’s largest public steel company, since January 2011
•	Valaris plc (formerly Ensco Rowan plc), an international contract drilling services company, since December 2010

Education and Credentials

•	Bachelor of Arts in Economics (Tufts University)
•	Master of Business Administration (Harvard Graduate School of Business)

Non-Profit Sector Affiliations

•	Director, Houston Zoo, Inc.
•	Trustee, Texas Children’s Hospital

THOMAS G. RICKS
INDEPENDENT Age: 66 Austin, Texas, USA Director since 2019 Received 98.42% favorable vote at the 2019 Annual Meeting of Stockholders	Board/Committees (2019) • Board (6 of 6 meetings) • Audit (4 of 4 meetings) • HRC (6 of 6 meetings)	Committee Membership (2020) • CRG • HRC*

MR. RICKS has more than 30 years of experience in domestic and international finance positions in the oil and gas and financial industries, with investment and financial experience combined with accounting and audit expertise. In addition, he has extensive experience in private wealth management and capital markets. He joined our board in 2019 following the closing of the Newfield Exploration acquisition. His business experience includes:

•	Chief Investment Officer, H&S Ventures L.L.C., a private investment firm, from May 2001 to May 2018.
•	Director, Sensei Biotherapeutics, Inc., a private clinical-stage biopharmaceutical company, since 2015.
•	Chief Executive Officer, The University of Texas Investment Management Company, from March 1996 to May 2001.
•	Vice Chancellor, Asset Management for The University of Texas System from August 1992 through February 1996, and Executive Director of Finance and Private Investments from 1988 to 1992.

Public Company Directorships

•	Newfield Exploration Company, an independent exploration and production company, from May 1992 to February 2019

Education and Credentials

•	Bachelor of Arts in Economics (Trinity College)
•	Master of Business Administration (University of Chicago)

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BRIAN G. SHAW
INDEPENDENT Age: 66 Toronto, Ontario, Canada Director since 2013 Received 98.97% favorable vote at the 2019 Annual Meeting of Stockholders	Board/Committees (2019) • Board (7 of 7 meetings) • Audit (5 of 5 meetings) • Reserves (3 of 3 meetings)	Committee Membership (2020) • Audit • EH&S

MR. SHAW has extensive experience in financial services and in energy, oil and natural gas. With more than 40 years of management, finance, and business strategy experience, Mr. Shaw brings expertise and insight in respect of banking, finance, investor relations and corporate governance. His business experience includes:

•	Director, Manulife Bank of Canada, a private chartered bank, since February 2012.
•	Director, Manulife Trust Company, a private trust company, since February 2012.
•	Director, Lakeview Mortgage Funding Inc., a private structured credit company, since January 2016.
•	Chairman and Chief Executive Officer, CIBC World Markets Inc., from 2005 through 2008.

Public Company Directorships

•	NuVista Energy Ltd., an oil and gas company, since August 2014
•	Patheon Inc, a pharmaceutical development and manufacturing company, from December 2009 until March 2014
•	PrairieSky Royalty Ltd., an oil and gas company, from April 2014 until December 2014

Education and Credentials

•	Bachelor of Commerce (University of Alberta)
•	Master of Business Administration (University of Alberta)
•	Chartered Financial Analyst

Non-Profit Sector Affiliations

•	Member, CFA Society Toronto
•	Director, Toronto Symphony Orchestra

BRUCE G. WATERMAN
INDEPENDENT Age: 69 Calgary, Alberta, Canada Director since 2010 Received 94.20% favorable vote at the 2019 Annual Meeting of Stockholders	Board/Committees (2019) • Board (7 of 7 meetings) • Audit* (5 of 5 meetings) • CRG (3 of 3 meetings) • HRC (6 of 7 meetings)	Committee Membership (2020) • Audit* • Reserves

MR. WATERMAN is experienced in exploration and production operations in the primary areas of finance and government relations. With more than 22 years of executive leadership experience, Mr. Waterman also brings extensive business development, strategy, and corporate governance expertise and perspective to the Board. His business experience includes:

•	Retired in 2013 as Executive Vice-President at Agrium Inc. (now known as Nutrien Ltd.), a public agricultural company, having held senior roles as Chief Financial Officer, in business development and in strategy, since April 2000.
•	Director, Irving Oil Limited, a private oil and gas company, since 2012.
•	Director, Prairie Storm Energy Corp., a private oil and gas company, since 2015.
•	Trustee of Enbridge Commercial Trust, from January 2014 until December 2017.
•	Vice-President and Chief Financial Officer, Talisman Energy Inc., a public oil and gas company, from January 1996 to April 2000.
•	Various positions in finance, accounting, and business development during 15 years (1981 to 1996) at Amoco Corporation (a global chemical, oil and gas company that merged with British Petroleum in 1998), including Dome Petroleum Limited, a predecessor company.

Public Company Directorships

•	Enbridge Income Fund Holdings Inc., an investment company focused on energy infrastructure assets, from January 2014 until December 2017
•	PrairieSky Royalty Ltd., an oil and gas company, from April 2014 until December 2014

Awards and Accomplishments

•	Named Canada’s CFO of the YearTM, 2008
•	Fellow of the Chartered Professional Accountants

Education and Credentials

•	Bachelor of Commerce (Honours) (Queen’s University)
•	Chartered Professional Accountant (FCPA, FCA)
•	Institute of Corporate Directors Director designation (ICD.D)

Non-Profit Sector Affiliations

•	Member and Past Chair, Selection Committee, Canada’s CFO of the YearTM
•	FEI Canada Advisory Board

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How We Build an Effective Board

OBJECTIVE	HOW WE GET THERE
Ensure a balanced Board with broad diversity and experience that is committed to Ovintiv’s long-term growth and stockholder interests.	1. Identifying and selecting the right Board for our business 2. Diversity of skills, attributes and qualifications 3. Balanced tenures

Nominee Selection Process

An overview of the CRG Committee’s process for identifying and evaluating director nominees is set out below. The CRG Committee will also consider qualified nominees recommended by stockholders (see “Stockholder Proposals and Director Nominations” on page 59 of this Proxy Statement).

The Board has identified the areas of expertise below as critical to an effective Ovintiv Board:

Skills and Expertise	Dea	Fowler	Mayson	McIntire	McKenzie	Nance	Nimocks	Ricks	Shaw	Suttles	Waterman	Woitas
Accounting and Finance Experience with financial services or complex financial transactions.
Environment, Health and Safety Experience with environment, health and safety matters including climate-related risks.
Financial Expert Audit committee financial expert as defined by the U.S. Securities and Exchange Commission.
Governance Governance experience gained through board service or experience as a public company executive.
Human Resources and Compensation Expertise in compensation design and oversight of social issues, including diversity and inclusion.
Mergers, Acquisitions and Divestitures Experience with significant corporate transactions.
Operations Experience with various aspects of development and operations.
Public Policy and Government Relations Experience in government relations, public policy or regulatory matters.
Reserves Experience reviewing externally disclosed natural gas and oil reserves and resources data.
Risk Management Experience identifying, managing and mitigating corporate risks.

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How the Board Operates

The Board is responsible for overseeing Ovintiv’s overall business and for stewarding our operations in a manner consistent with stockholder interests.

Overview of Board Leadership Structure

Independent Chairman of the Board

All of our directors are independent, with the exception of our CEO

Active engagement by all directors

All of the members of the Audit, CRG, EH&S, HRC and Reserves Committees are independent

The responsibilities of the Board are more fully described in the Board of Directors’ Mandate. The Board of Directors’ Mandate, as well as the mandates of each committee of the Board, are available on Ovintiv’s website at www.ovintiv.com.

Our Governance Best Practices

In connection with the establishment of a U.S. corporate domicile earlier this year, we had the opportunity to structure governance practices that we believe will ensure continued transparency and accountability to our stockholders. A summary of these governance best practices is provided below.

Declassified board with all directors elected annually

Chairman of the Board, committee chairs and committee members are all independent

Majority voting for directors in uncontested elections

Executive sessions held by independent directors at regular Board and committee meetings

Annual evaluation of Board, committee and director performance

Individual director election (no slate voting)

No dual-class shares

Executive incentive compensation clawback policy

Business Code of Conduct and comprehensive ethics and compliance program

Stock ownership guidelines for executives and directors

No interlocking directorships with other reporting issuers

Prohibition on hedging or pledging for directors and executives

Annual advisory vote on executive compensation

Proxy access

Proactive stockholder engagement

Independent Chairman of the Board

Our bylaws mandate the separation of the roles of CEO and Chair of the Board. The Chair of the Board, who must be independent, is appointed by the Board based on a recommendation from the CRG Committee. Clayton H. Woitas has served as Chairman of the Board since July 2013.

The Chair of the Board is responsible for ensuring effective functioning of the Board as a whole and serves as the primary liaison between the independent directors and the CEO. In addition, the Chair of the Board serves as a non-voting member of the other Board committees. In that capacity, Mr. Woitas may vote when necessary to achieve a quorum. Position descriptions for the Chair of the Board, committee Chairs and CEO are available on our website at www.ovintiv.com.

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Director Independence

Our Corporate Governance Guidelines require that the Board consist of a majority of independent directors. Apart from our CEO Doug Suttles, all of our director nominees are independent. To determine whether a director is “independent,” the Board applies the following criteria:

•	the director must not have a disqualifying relationship, as specified by applicable securities laws and stock exchange rules; and
•	the director must not have a material relationship with Ovintiv directly, or as an officer, stockholder or partner of an organization that has a relationship with Ovintiv.

When determining director independence, the Board does not consider transactions: (i) involving less than $120,000; (ii) with entities for which a director or immediate family member served only as a director or trustee; and (iii) with entities in which a director’s or an immediate family member’s only interest is less than a 10% ownership interest.

Risk Oversight

Our Board is responsible for risk oversight, including regular monitoring to ensure Ovintiv’s key risk management programs, control processes, and cybersecurity protocols are functioning as intended. The Board’s committees help discharge this responsibility by managing issues under their purview and reporting regularly to the full Board. The committees review policies and practices relevant to their assigned risk management areas and work closely with management to ensure key controls and processes are in place.

Board Committees

We recognize the increased expectations for more sustainable performance by our industry on the part of all stakeholders, including investors. To ensure our company remains positioned to effectively respond to these expectations, we regularly review our governance practices and structures. In 2020, this review culminated in a refreshment of committee membership and mandates to clearly define responsibility for each element of ESG and ensure that emerging risks to our business can be effectively addressed. We believe these changes to our governance framework provide a strong foundation for meaningful engagement with ESG-related risks.

Unless otherwise noted, the tables below reflect committee membership and the respective responsibilities of each committee effective March 16, 2020, following the completion of our committee refresh.

Our Board currently has five committees, the members of which are all independent directors. The Board may appoint special ad hoc committees from time to time for important matters.

AUDIT COMMITTEE
BRUCE G. WATERMAN (Chair)	Members: Margaret A. McKenzie Suzanne P. Nimocks Brian G. Shaw	The Audit Committee is responsible for oversight of Ovintiv’s internal financial control systems and Ovintiv’s internal and external auditors and provides corresponding recommendations to the Board. In carrying out its duties, the Audit Committee meets regularly in executive session (without management present) and with internal and external auditors.
Independence and Financial Literacy

Each Audit Committee member must be independent and financially literate in accordance with applicable securities laws and stock exchange rules. All current members of our Audit Committee satisfy these requirements. In addition, Ms. McKenzie and Mr. Waterman are “audit committee financial experts” as defined by the Securities and Exchange Commission rules.

CORPORATE RESPONSIBILITY AND GOVERNANCE COMMITTEE
SUZANNE P. NIMOCKS (Chair)	Members: Peter A. Dea Lee A. McIntire Thomas G. Ricks	The CRG Committee is responsible for overseeing corporate governance practices. In particular, the CRG Committee is responsible for ensuring Ovintiv maintains a commitment to good business conduct, including ESG issues, and ethics. It is further responsible for identifying individuals qualified to become Board members, recommending to the Board proposed nominees for election to the Board and developing and recommending to the Board corporate governance principles applicable to the company.

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ENVIRONMENT, HEALTH AND SAFETY COMMITTEE
STEVEN W. NANCE (Chair)	Members: Peter A. Dea Fred J. Fowler Lee A. McIntire Brian G. Shaw	The EH&S Committee assists the Board in fulfilling its oversight role with respect to occupational health, safety, environment and security of personnel and physical assets. The EH&S Committee has overall responsibility for reviewing and reporting to the Board on Ovintiv’s ESG responsibilities specifically related to environmental matters, including sustainability strategy and policy, risk identification and management and environmental compliance.

HUMAN RESOURCES AND COMPENSATION COMMITTEE
THOMAS G. RICKS (Chair)	Members: Fred J. Fowler Howard J. Mayson Margaret A. McKenzie	The HRC Committee is responsible for providing strategic oversight of human resource matters, including executive compensation and ESG responsibilities specifically related to social issues, including diversity and inclusion. As part of the design of the compensation program, the HRC Committee reviews and recommends performance metrics for Ovintiv’s annual bonus and LTI plans, performance goals and compensation for Ovintiv’s ELT members, and evaluates annual performance relative to such goals. In addition, the HRC Committee is responsible for reviewing and recommending director compensation for Board approval, reporting compliance under our stock ownership guidelines, and managing compensation-related risk.
Each of our HRC Committee members qualifies as a “Non-Employee Director” under Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and as an “outside director” as defined in Section 162(m) of the U.S. Internal Revenue Code of 1986.

No HRC Committee member is a current or former officer or employee of Ovintiv or any of its subsidiaries, or has a relationship that must be described under the SEC rules relating to disclosure of related person transactions.

RESERVES COMMITTEE
HOWARD J. MAYSON (Chair)	Members: Steven W. Nance Bruce G. Waterman	The Reserves Committee oversees our internal qualified reserves evaluators, as well as any independent qualified reserves evaluators or auditors retained to evaluate and audit management’s reserves reporting procedures and our oil and gas reserves and resources data. The Reserves Committee also reviews Ovintiv’s annual reserves and resources estimates prior to public disclosure.

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How We Maintain an Effective Board

Board Assessment Process

Evaluation Overseen by the Chairman of the Board, this evaluation includes a detailed effectiveness questionnaire and individual in-person interviews with each independent director.

Feedback Analysis

The CRG Committee discusses the assessment results and identifies any necessary action items. Those results and any recommendations are reported to the full Board for review and discussion.

	Presentation of Findings Assessment results are used to identify areas requiring performance enhancement, process improvement, or individual professional development.	Follow-up The CRG Committee captures key learnings and initiates appropriate follow-up action, as required.

The CRG Committee also ensures Board and committee mandates are regularly reviewed to identify and address any gaps or necessary amendments due to organizational or regulatory changes or other developments. In 2020, this review culminated in a refreshment of committee membership and mandates to clearly define responsibility for each element of ESG and to ensure emerging risks to our business can be effectively addressed.

Director Orientation

The CRG Committee is responsible for overseeing director orientation and continuing education for the company’s existing directors. The purpose of the director orientation program is to provide new directors with information about Ovintiv’s business, as well as the role and expectations of the Board and its committees. We believe that a strong director onboarding process will provide new directors with the foundation necessary for understanding Ovintiv’s business and strategic objectives.

Director Continuing Education

We believe that stockholders are best served by a Board made up of individuals who are knowledgeable about current and emerging industry, regulatory and governance matters. Ovintiv: (i) offers individual subscriptions to leading national director education associations in the United States and Canada; (ii) invites subject matter experts to Board and committee meetings to discuss emerging issues relevant to Ovintiv’s business and strategic objectives; and (iii) ensures Board materials provided in advance of each regularly scheduled Board meeting include detailed pre-reading and analysis.

Examples of continuing education sessions attended by directors in 2019 include:
Continuing education and seminars via the Institute of Corporate Directors (Canada), the National Association of Corporate Directors (U.S.) Financial Executives International, the Eurasia Group, the Canadian Public Accountability Board, Deloitte and the Global Risk Institute
An in-depth tour of the company’s operations in the Anadarko basin
“SEC/U.S. GAAP update” training provided by PricewaterhouseCoopers LLP to the Chair of the Audit Committee
Regular market fundamentals overviews, including in respect of commodity price, basis differentials, geopolitical and other macro environmental considerations and risks
Regular analysis on key executive compensation matters by the HRC Committee’s independent compensation consultant

Director Attendance

In 2019, Ovintiv held five regularly scheduled Board meetings, two special meetings and 21  committee meetings. Overall combined director attendance at Board and committee meetings in 2019 was 98.64%. All directors attended the 2019 annual meeting of stockholders. Individual director attendance is included in the “Director Nominee Profiles” beginning on page 34.

Executive Sessions

The independent directors meet without management present during executive sessions at each regularly scheduled Board meeting. In 2019, there were five Board meetings and 18 Committee meetings that held executive sessions.

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Engagement with Management

Directors regularly interact with management and key personnel on an informal basis. Informal engagement opportunities are provided at director education or events scheduled to coincide with regular Board meetings. Board and committee meetings are held in Ovintiv’s offices in the United States and Canada, and directors participate in annual field tours of key operations in each country. In addition, the Board hosts receptions at regularly scheduled Board meetings, inviting employees from various aspects of the organization and at various levels to interact with the directors on an informal basis. Selected participants in 2019 have included the Newfield integration team, the leadership succession cohort and the Anadarko basin technical staff.

Human Capital Management

Succession Planning

We have a robust approach to executive succession planning that assesses the competencies, experience, leadership capabilities, and development opportunities of each succession candidate. In 2019, this approach resulted in four internal candidates being promoted to key leadership roles, including: President Mike McAllister; Executive Vice-President & Chief Financial Officer Corey Code; Executive Vice-President & Chief Operating Officer Greg Givens; and Executive Vice-President, Corporate Development and External Relations Brendan McCracken. With these talented executives in place, our leadership team is well-equipped to lead Ovintiv into a strong future.

Diversity

We believe diversity of perspectives and experience enhances our company’s effectiveness. We are proud of our long history of female leadership. Since 2003, at least two of our Board members have been women and in 2019, two (or approximately 17%) of our directors were women. At the executive level, two of our ELT members are women, each widely recognized for their professional accomplishments and industry contributions. Within Ovintiv’s significant subsidiaries, approximately 21% of board positions and 23% of officer positions were held by women at the end of 2019. We actively facilitate professional development for women and other minority groups, including through our internal diversity network, targeted succession planning and formal mentoring programs. Given our demonstrated commitment to diversity and related considerations in our appointment, hiring, and promotion practices, we have not adopted a formal diversity policy or specific diversity targets for determining Board membership or executive appointments. However, the Board remains committed to monitoring best practices and corporate governance developments in this area.

Policies and Standards

Majority Voting

Ovintiv’s bylaws provide for majority voting in uncontested elections of directors. In any such election, if a director nominee receives a greater number of “against” than “for” votes, then he or she must tender his or her resignation to the Board. The CRG Committee will then make a recommendation as to such resignation to the Board, which will act on the CRG Committee’s recommendation within 90 days after certification of the election results. A director whose resignation is being considered cannot participate in Board or committee deliberations on the matter.

Business Code of Conduct

Ovintiv has adopted a comprehensive Business Code of Conduct (the “Code”) and other corporate governance policies that apply to our directors, officers, employees and contractors. The Code outlines Ovintiv’s expectations in respect of ethical business conduct and legal and regulatory compliance. It also sets out how to report suspected or actual wrongdoing and expressly prohibits retaliation for reports made in good faith. All employees formally recommit to the Code and its related policies annually. In addition, Ovintiv provides regular in-person training on the Code and key compliance issues at all levels of our organization.

Our Integrity Hotline
•	Our 24-7 Integrity Hotline facilitates anonymous reporting of potential violations of the Code. Hotline reports are received by an external third party and directed to Ovintiv’s Ethics & Compliance Team for follow-up.
•	Management regularly reports to the EH&S Committee regarding Hotline activities and compliance investigations. Concerns involving accounting, internal accounting control, auditing, or other financial irregularities are reported to the Audit Committee. All material items or investigations are reported directly to the full Board.

Any waiver of the Code in respect of any officer or director must be approved by the Board and promptly disclosed as required by law. The Board has not waived any aspect of the Code to date, and Ovintiv has never been required to make a public filing regarding a departure from the Code.

The Code is available on our website at www.ovintiv.com.

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Securities Trading and Insider Reporting Policy

Our directors, officers, employees and contractors are subject to our Securities Trading and Insider Reporting Policy. This policy prohibits insider trading, establishes a regular blackout period schedule, and outlines the trading restrictions and reporting obligations of company insiders and related obligations to stock exchanges and regulators in respect of Ovintiv common stock. The policy also prohibits:

•	purchasing financial instruments to hedge or offset a decrease in value;
•	selling securities they do not own, have not fully paid for or have no right to own (engaging in a “short sale”);
•	selling a “call option” or buying a “put option”;
•	entering into equity monetization transactions involving any securities subject to our share ownership guidelines; and
•	entering into brokerage arrangements that might result in a sale at a time when they are not permitted to trade.

Related Person Transactions

Ovintiv has procedures in place for reviewing related person transactions as defined under Item 404 of Regulation S-K (each, a “Related Person Transaction”). In general, the company will only enter into or ratify a Related Person Transaction when the Board, acting through the CRG Committee, determines that such Related Person Transaction is reasonable and fair to the company. When determining whether a Related Person Transaction is reasonable and fair to the company the CRG Committee considers, among other things, the evaluation of the transaction by employees directly involved and the recommendation of the company’s CFO. In addition, any Related Person Transaction involving an executive officer must be pre-approved by the CEO and any Related Person Transaction involving the CEO or a beneficial owner of more than five percent of the company’s outstanding common stock must be submitted to the Audit Committee for approval. Ongoing Related Person Transactions are reviewed annually for reasonableness and fairness to the company or as changes to such arrangements are made.

There are no reportable Related Person Transactions under Item 404 of Regulation S-K.

Other Board Memberships and Interlocks

Several of our director nominees are also directors of other public companies. The Board does not impose express limits on the number of other public company boards on which our directors may serve. However, the Chairman of the Board regularly discusses expectations and time commitments associated with Board membership with prospective candidates and incumbent directors.

The Board does not have a formal policy on interlocking directorships. No two director nominees sit on the same board of directors of any other reporting issuer, and no nominee sits on the board of a company that has an executive serving on Ovintiv’s Board. None of Ovintiv’s executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on Ovintiv’s Board or HRC Committee during 2019.

Our Director Compensation Program

Our director compensation program is designed to reflect current market practices and enhance alignment with stockholder interests. Independent directors do not receive performance-based compensation, benefits, or other perquisites from Ovintiv. Mr. Suttles receives no compensation from Ovintiv in his capacity as a director.

Director Compensation Structure

Directors received annual compensation in the amounts shown below.

Annual Retainer
Chairman of the Board	$400,000
Board Member	$225,000
Audit Committee Chair	$20,000
HRC Committee Chair	$15,000
Other committee Chairs	$10,000

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Elements of Director Compensation

Compensation Element	Weighting	Description
Director Restricted Share Units (“Director RSUs”) under the Restricted Share Unit Plan for Directors of Ovintiv Inc.	75%	• •	Granted annually Settled the earlier of three years from the grant date or retirement from the Board
Cash or DSUs	25%(1)	•	Paid or granted in quarterly installments
		•	Pro-rated for periods of partial service

(1)	At the director’s election, can be settled as either cash or DSUs under the Deferred Share Unit Plan for Directors of Ovintiv Inc. (“Director DSU Plan”).

In 2019, directors received Director RSU grants in the amounts shown below.

Name	2019 Director RSU Grants(1)(2)
Peter A. Dea	4,923
Fred J. Fowler	4,714
Howard J. Mayson	4,923
Lee A. McIntire	4,714
Margaret A. McKenzie	4,714
Steven W. Nance	4,714
Suzanne P. Nimocks	5,028
Thomas G. Ricks	4,714
Brian G. Shaw	4,714
Bruce G. Waterman	5,133
Clayton H. Woitas	8,380

(1)	All amounts in the above table have been adjusted to reflect the effects of the Share Consolidation.
(2)	Director RSUs were granted based on the five-day VWAP of shares of the company on the NYSE immediately prior to the March 8, 2019 grant date (US$35.80) on a post-Share Consolidation basis.

Director RSUs are currently settled in cash, but may be settled in shares of common stock under the terms of the Omnibus Incentive Plan.

2019 Director Compensation Table

Annual compensation of directors for the year ended December 31, 2019, is summarized in the following table.

Name	Fees Earned(1) ($)	75% Share Based Awards ($)	25% Cash/DSU ($)	All Other Compensation(2)(3) ($)	Total ($)
Peter A. Dea(4)	235,000	176,250	58,750	380	235,380
Fred J. Fowler	225,000	168,750	56,250	266	225,266
Howard J. Mayson	235,000	176,250	58,750	380	235,380
Lee A. McIntire(4)	225,000	168,750	56,250	380	225,380
Margaret A. McKenzie	225,000	168,750	56,250	380	225,380
Steven W. Nance	218,278	168,750	49,528	314	218,592
Suzanne P. Nimocks	240,000	180,000	60,000	380	240,380
Thomas G. Ricks	218,278	168,750	49,528	314	218,592
Brian G. Shaw(4)	225,000	168,750	56,250	380	225,380
Douglas J. Suttles(5)	–	–	–	–	–
Bruce G. Waterman(4)	245,000	183,750	61,250	380	245,380
Clayton H. Woitas(4)	400,000	300,000	100,000	380	400,380
Notes:
(1)	Fees earned include annual Board and Committee retainers.
(2)	Represents cost of company-provided life insurance coverage.
(3)	Amounts originally paid in Canadian dollars converted to U.S. dollars using exchange rate of C$1.00 = US$0.754, the average exchange rate for 2019, based on the daily buying rate published by the Bank of Canada.
(4)	Elected to receive all or a portion of fees in DSUs in lieu of cash.
(5)	Mr. Suttles receives no compensation in his capacity as a director. See “Compensation Discussion and Analysis” beginning on page 13 for information on Mr. Suttles’ 2019 executive compensation.

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Director DSU Plan

Although DSUs vest immediately, they cannot be redeemed until the holder retires from the Board. Redeemed DSUs are paid in cash, less applicable withholding taxes, with value determined by multiplying the number of DSUs by the current market value of a share of Ovintiv common stock. Retiring directors may redeem DSUs all at once or in stages, provided they do so prior to December 15th of the year following their departure from the Board. Directors are credited with dividend-equivalent DSUs whenever a dividend is paid on Ovintiv’s shares of common stock.

Director Share Ownership Guidelines

Our independent directors must maintain an ownership stake in Ovintiv. Each independent director is required to purchase shares of common stock or hold DSUs or Director RSUs with an aggregate value of at least three times the director’s annual compensation (excluding committee chair retainer) by the fifth anniversary of the director joining the Board. Shares of common stock held directly or beneficially through a nominee, DSUs, and RSUs all count towards the guidelines.

Our director share ownership guidelines are in the upper quartile for ownership requirements among our Compensation Peer Group on an absolute dollar value basis.

Compliance with the guidelines is evaluated annually. If a director falls into non-compliance solely due to a share price decline, we permit a grace period of one year to restore compliance. New directors have five years to meet the ownership target. All of our directors meet or exceed the ownership guidelines.

Securities Ownership

Securities Ownership of Officers and Directors

The following table provides information with respect to the ownership of Ovintiv shares of common stock by each director, each NEO named in the Summary Compensation Table on page 24, and the directors and executive officers as a group, all as of March 6, 2020. Unless otherwise noted, voting power and investment power are exercisable solely by the named person, and no shares of common stock were pledged as security by such person. The amounts presented in the table below have been adjusted to reflect the effects of the Share Consolidation. As of March 6, 2020, all of the company’s directors and officers meets or exceeds their respective stock ownership guidelines.

Name of Beneficial Owner	Aggregate Number of Shares Beneficially Owned(1)	RSUs, PSUs, Stock Options and SARs(2)	Total Ownership	Percentage of Outstanding Shares of Common Stock
Corey D. Code	14,147	118,453	132,600	*
Peter A. Dea	6,861	61,136	67,997	*
Fred J. Fowler	20,000	52,396	72,396	*
David G. Hill	12,064	181,485	193,549	*
Howard J. Mayson	12,221	44,403	56,624	*
Michael G. McAllister	18,265	306,803	325,068	*
Lee A. McIntire	12,160	47,431	59,591	*
Margaret A. McKenzie	8,800	40,278	49,078	*
Steven W. Nance	16,429	31,400	47,829	*
Suzanne P. Nimocks	8,341	55,694	64,035	*
Thomas G. Ricks	92,231	31,400	123,631	*
Brian G. Shaw	7,200	50,621	57,821	*
Douglas J. Suttles	69,458	997,718	1,067,176	*
Bruce G. Waterman	50,000	64,519	114,519	*
Clayton H. Woitas	77,878	102,024	179,902	*
Renee E. Zemljak	6,544	182,576	189,120	*
All Directors and executive officers as a group	475,813(3)	2,852,078	3,327,891	*
*	Less than 1% of issued and outstanding shares of Ovintiv common stock as of March 6, 2020.
(1)	The amounts set forth in this column represent, in respect of each applicable director and officer, the sum of: (a) the number of shares of Ovintiv common stock in respect of which such director or officer had sole or shared voting or investment power as of March 6, 2020; and (b) the number of shares of Ovintiv common stock that would be received by such director or officer upon the exercise of “in-the-money” stock options held by such director or officer that are exercisable on or before May 5, 2020, based on, for the purposes of this table, the closing price of shares of Ovintiv common stock on the NYSE on March 6, 2020 (US$7.94) for U.S.-based directors and officers, and the closing price of shares of Ovintiv common stock on the TSX on March 6, 2020 (C$10.68) for Canada-based directors and officers. Note that the value of (b) in respect of each listed director and officer was determined to be zero, given that none of the subject stock options were “in-the-money” based on the closing price of shares of Ovintiv common stock on the NYSE or TSX, as applicable, on March 6, 2020.

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(2)	The amounts set forth in this column represent, in respect of each applicable director and officer, the number of shares of Ovintiv common stock that would be received by each applicable director or officer upon the Stock-settlement of the RSUs, PSUs, stock options and SARs, as applicable, held by each such director or officer pursuant to the Omnibus Incentive Plan with a vesting date after May 5, 2020, based on, for the purposes of this table, the closing price of shares of Ovintiv common stock on the NYSE on March 6, 2020 (US$7.94) for U.S.-based directors and officers, and the closing price of shares of Ovintiv common stock on the TSX on March 6, 2020 (C$10.68) for Canada-based directors and officers. For the purposes of this calculation, PSUs are valued at target level, however the actual number of shares of Ovintiv common stock deliverable based on actual performance may equal up to 200% of the target level. The RSUs, PSUs, stock options and SARs granted to the listed directors and officers pursuant to the Omnibus Incentive Plan may be settled in cash or in shares of Ovintiv common stock, as determined by the HRC Committee in its sole discretion. Because such awards will not vest on or before May 5, 2020, the shares of Ovintiv common stock associated with such awards are not “beneficially owned” under Rule 13d-3 under the Exchange Act.
(3)	Shares of common stock beneficially owned by unlisted executive officers Joanne Alexander (7,267) Greg Givens (20,368) Brendan McCracken (7,684) and Mike Williams (7,895) are included in this total.

Delinquent Section 16(a) Reports

Form 5s with respect to fiscal year 2019 grants of DSUs pursuant to the Director DSU Plan were filed on March 3, 2020 on behalf of Messrs. Dea, McIntire, Shaw, Waterman and Woitas.

Outstanding Equity Awards Held by Directors at Fiscal Year End

The following table shows DSUs and Director RSUs directly or indirectly held, controlled, or directed by the individual directors as of December 31, 2019. The amounts presented in the table below have been adjusted to reflect the effects of the Share Consolidation.

Director	DSUs (#) and Market or Payout Value(1)	Director RSUs (#) and Market or Payout Value(2)
Peter A. Dea	25,030 ($573,728)	8,306 ($194,776)
Fred J. Fowler	17,825 ($408,578)	7,952 ($186,474)
Howard J. Mayson	8,297 ($190,181)	8,306 ($194,776)
Lee A. McIntire	12,861 ($294,795)	7,952 ($186,474)
Margaret A. McKenzie	5,707 ($130,814)	7,952 ($186,474)
Steven W. Nance	–	4,782 ($112,138)
Suzanne P. Nimocks	18,819 ($431,362)	8,483 ($198,926)
Thomas G. Ricks	–	4,782 ($112,138)
Brian G. Shaw	16,050 ($367,892)	7,952 ($186,474)
Douglas J. Suttles(3)	–	–
Bruce G. Waterman	26,876 ($616,041)	8,659 ($203,054)
Clayton H. Woitas	40,567 ($929,861)	14,137 ($331,513)

Notes:

(1)	“Market or Payout Value” represents the value of vested DSUs not paid out or distributed and determined by multiplying the number of DSUs held by each director as of December 31, 2019 by the closing price of shares of common stock on the TSX on December 31, 2019 (C$30.40), adjusted for the Share Consolidation. Canadian dollar amounts have been converted to U.S. dollars using an exchange rate of C$1.00 = US$0.754 (average exchange rate for 2019).
(2)	“Market or Payout Value” represents the value of vested RSUs not paid out or distributed and determined by multiplying the number of RSUs held by each director as of December 31, 2019 by the closing price of shares of common stock on the NYSE on December 31, 2019 (US$23.45), adjusted for the Share Consolidation.
(3)	Mr. Suttles receives no compensation in his capacity as a director. See “Compensation Discussion and Analysis” beginning on page 13 for information on Mr. Suttles’ 2019 executive compensation.

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Principal Stockholders

The table below provides the number of Ovintiv shares of common stock held by persons known by us to be the beneficial owners of more than five percent of our issued and outstanding shares of common stock, as of February 28, 2020.

Name and Address		Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares of Common Stock
1	Causeway Capital Management LLC 11111 Santa Monica Blvd., 15th Floor, Los Angeles, CA 90025	32,405,830	12.47%
2	Dodge & Cox 555 California Street, 40th Floor, San Francisco, CA 94104	30,868,397	11.9%
3	Wellington Management Group LLP c/o Wellington Management Company LLP, 280 Congress St., Boston, MA 02210	20,080,655	7.73%

(1)	Information based upon a Schedule 13G filing on February 11, 2020, available at www.sec.gov.
(2)	Information based upon a Schedule 13G filing on February 10, 2020, available at www.sec.gov.
(3)	Information based upon a Schedule 13G filing on January 27, 2020, under Encana’s profile available at www.sec.gov.

Item 3. Ratify PricewaterhouseCoopers LLP as Independent Auditors

WHAT ARE YOU VOTING ON?
You are voting on a proposal to ratify the appointment of PricewaterhouseCoopers LLP to serve as independent auditor of Ovintiv until the next annual meeting of stockholders.

BOARD VOTING RECOMMENDATION

The Board recommends you vote FOR this proposal.

The Audit Committee has authority and responsibility to review and evaluate Ovintiv’s independent auditors and to recommend to the Board whether to propose the reappointment of such auditors at the Meeting. The Audit Committee is also responsible for compensation, retention, and general oversight of the work of the independent auditors. The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as Ovintiv’s independent auditors until the close of the next annual meeting of stockholders and stockholders are being asked to ratify such appointment. PwC (including its predecessors) has served as the company’s independent auditors for over 10 years.

Evaluation and Selection of Independent Auditors

The Audit Committee believes that the continued retention of PwC as Ovintiv’s independent auditors is in the best interest of the company and its stockholders. Factors considered by the Audit Committee in reaching this determination included:

•	PwC’s independence
•	PwC’s technical expertise and knowledge of Ovintiv’s operations and industry
•	Appropriateness of PwC’s fees
•	The quality and efficiency of services provided by PwC
•	External data on audit quality and performance, including PCAOB reports
•	PwC’s tenure as independent auditor

Audit Fees and All Other Fees

The Audit Committee is responsible for approving audit and permissible non-audit services provided by the independent auditors and associated the fees. The following table provides information about fees for audit and other services rendered by PwC during fiscal years 2019 and 2018.

(US$ thousands)	2019(5)	2018(5)
Audit Fees(1)	3,008	2,155
Audit-Related Fees(2)	249	302
Tax Fees(3)	290	220
All Other Fees(4)	4	5
Total	3,551	2,682

Notes:

(1)	Audit fees consist of fees for the audit of Ovintiv’s annual financial statements (including required quarterly reviews), subsidiary audits, or services that are normally provided in connection with statutory and regulatory filings or engagements.

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(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of Ovintiv’s financial statements and are not reported as Audit Fees. During fiscal 2019 and 2018, the services provided in this category included reviews in connection with acquisitions and divestitures, research of accounting and audit-related issues, review of new accounting standards, preparation of quarterly French translations, review of reserves disclosures and other regulatory filings.
(3)	Tax fees consist of fees for tax compliance services, tax advice and tax planning. During fiscal 2019 and 2018, the services provided in this category included assistance and advice in relation to the preparation of corporate income tax returns.
(4)	During fiscal 2019 and 2018, the services provided in this category included the payment of maintenance fees associated with a research tool that grants access to a comprehensive library of financial reporting and assurance literature.
(5)	Amounts paid in Canadian dollars have been converted to U.S. dollars using an exchange rate (for each year above) of C$1.00 = US$0.754 (average exchange rate for 2019) for year-over-year comparability.

All audit, audit-related, tax and other services were pre-approved by the Audit Committee, which concluded the provision of such services by PwC was compatible with the firm’s independence in conduct of its auditing functions. Ovintiv did not rely on the de minimis exemption provided by Section (c)(7)(i)(C) of Rule 2-01 of SEC Regulation S-X in 2019 or 2018.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee approves all audit and non-audit services to be provided by our independent auditors. The Audit Committee has established a budget for the provision of a specified list of audit and permitted non-audit services that the committee believes to be typical, recurring, or otherwise likely to be provided by PwC. It retains flexibility through the year to review as need may arise. Any such decision remains with the Audit Committee, not management.

Other Information

One or more representatives of PwC will attend the Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Vote Required for Approval

The ratification of PwC as Ovintiv’s independent auditors requires an affirmative majority of the votes duly cast at the Meeting.

Report of the Audit Committee

Primary Responsibilities

Management is responsible for preparing Ovintiv’s consolidated financial statements, managing accounting and financial reporting processes, devising and maintaining systems of internal controls over financial reporting, and assessing the effectiveness of internal controls over financial reporting. The independent auditor is responsible for performing an independent audit of Ovintiv’s consolidated financial statements and internal controls over financial reporting. The Audit Committee’s primary responsibility is to monitor and oversee these processes and procedures on behalf of the Board.

The Audit Committee operates under an Audit Committee Mandate adopted by the Board that outlines its responsibilities and practices. The Audit Committee Mandate is available on our website at www.ovintiv.com/mandates-guidelines/.

Oversight of Independent Auditors

The Audit Committee monitors the qualifications, performance and independence of Ovintiv’s independent auditors and recommends to the Board on an annual basis whether to propose the reappointment of the current independent auditors at the next annual meeting of stockholders or propose the appointment of another auditor. PwC served as Ovintiv’s independent auditors for the year ended December 31, 2019, and, subject to an affirmative majority of the votes duly cast at the Meeting, will be reappointed to that role at the Meeting until the close of the next annual meeting of stockholders.

The Audit Committee has discussed with the independent auditors those matters required to be discussed under the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has also received written disclosures and the letter from the independent auditors required by the PCAOB regulating the independent auditors’ communication with the Audit Committee concerning independence, and has discussed with the independent auditors their independence from management and Ovintiv generally, as well as whether the provision of non-audit services by PwC is compatible with maintaining auditor independence.

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2019 Audited Consolidated Financial Statements

The Audit Committee has reviewed and discussed together with management and the independent auditors the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, the results of management’s assessment of the effectiveness of Ovintiv’s internal controls over financial reporting, and the independent auditors’ audit of those internal controls over financial reporting.

In reliance on these reviews and discussions, and the reports of the independent auditors, the Audit Committee has recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Ovintiv’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

The Audit Committee has reviewed and discussed together with management and the independent auditors the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019, the results of management’s assessment of the effectiveness of Ovintiv’s internal controls over financial reporting, and the independent auditors’ audit of those internal controls over financial reporting.

In reliance on these reviews and discussions, and the reports of the independent auditors, the Audit Committee has recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in Ovintiv’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for filing with the SEC.

The Audit Committee

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Item 4. Stockholder Proposal

WHAT ARE YOU VOTING ON?

Stockholders are being asked to consider the stockholder proposal set forth below. The Board’s response and recommendation in respect of the stockholder proposal is set out in the statement of opposition beginning on page 53 of this Proxy Statement.

BOARD VOTING RECOMMENDATION

The Board recommends that stockholders vote AGAINST this proposal.

The following stockholder proposal (the “Stockholder Proposal”) was submitted by the Pension Plan of the United Church of Canada (the “PPUCC”) for consideration at the Meeting. At the time the Stockholder Proposal was submitted, the PPUCC had held 1,000 common shares of Encana Corporation (pre-Share Consolidation) continuously for a period of six months from April 19, 2019 to October 22, 2019.

Stockholder Proposal

Resolved:

That Encana Corporation (“Encana”) disclose climate-related targets that are aligned with the goal of the Paris Agreement to limit global average temperature increase to well below degrees Celsius relative to pre-industrial levels and pursue efforts to limit the increase to 1.5°C.4 These targets should address Encana’s key climate-related risks and opportunities over medium and long-term time horizons. Such targets should be quantitative, subject to regular review, and progress against such targets should be reported to shareholders on an annual basis.

Supporting Statement:

The oil and gas industry is responsible for a significant and growing portion of total greenhouse gas (GHG) emissions in North America, and is one of the largest sources of a particularly potent GHG, methane emissions.5 Given the global shift towards net-zero emissions that is currently underway, the oil and gas sector faces potentially significant exposure to climate-related transition risks and opportunities. These stem from factors such as

•	climate-related policies and regulations;
•	shifting market demand and access;
•	technological innovation and development.

The disclosure of targets is widely recognized as an important means of assuring investors that climate-related risks are being appropriately managed and mitigated. In 2017, the Financial Stability Board’s Task Force on Climate-related Financial Disclosures (TCFD) recommended the disclosure of targets for key climate-related metrics such as GHG emissions or capital expenditure alignment with a 2 degree emissions pathway.6 Global investors participating in Climate Action 100+, a coalition representing over $30 trillion USD in assets under management, have requested that large GHG-emitting companies align their reporting with the TCFD recommendations and take action to reduce GHG emissions across the value chain consistent with the Paris Agreement goal of limiting global average temperature increase to well below 2°C above pre industrial level.7

Unlike many of its peers, such as Suncor Energy, Arc Resources, Devon Energy, and Southwestern Energy, Encana has not disclosed a climate-related target, resulting in uncertainty for investors about how climate-related risks are being managed. As one of the largest natural gas producers in North America, it is important for Encana to clarify to its shareholders through clear, consistent and comprehensive disclosure the company’s plans to transition to a low-carbon future and how it is progressing against this objective.

Board Response and Recommendation

The Board recommends that stockholders vote AGAINST the Stockholder Proposal for the following reasons:

While the spirit of the Stockholder Proposal is consistent with Ovintiv’s commitment to achieving environmentally conscious performance through the lifecycle of the company’s operations, we believe the measures contemplated in the Stockholder Proposal are not a viable way to honor this commitment.

Ovintiv recognizes and embraces the world’s growing expectations across all elements of ESG. Ovintiv’s top priority continues to be safely and efficiently producing the energy that makes modern life possible for all. We believe that it is possible to address climate-related risks while also meeting global energy demand and supporting economic development. Please see additional disclosure in this document, including the evolution of our governance structures and Board committees, the ESG highlights on page 10 and our annual Sustainability Report, which is available on our website at www.ovintiv.com/our-approach/.

Ovintiv recognizes the growing concerns globally regarding the effects of climate change and shares the goal of reducing GHG emissions. As a result, climate-related considerations are integrated into key planning and risk management processes throughout our company. For instance, Ovintiv’s compliance plan in Canada is on track to achieve regulatory standards set to ensure Canada’s energy industry’s methane emissions are reduced by 40 – 45% by 2025 (related to 2012 emissions).

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Ovintiv has an established history, set out in our Sustainability Report, of annually measuring, managing and reporting our performance on climate-related issues and benchmarking our performance against our peers. Tracking and reporting methane metrics and intensity allows us to consistently benchmark our methane reduction efforts through the full scope of our operations. From 2016 to 2018, our methane intensity decreased from .43 tCH4/MBOE in 2016 to .22 tCH4/MBOE in 2018. Over that same three-year period, we also decreased our greenhouse gas intensity from 27.12 CO2e/BOE in 2016 to 17.33 CO2e/BOE in 2018. These actions and results reflect Ovintiv’s commitment to using technology and innovation in our operations to manage climate-related risks.

Achieving the level of commitment contemplated by the Paris Agreement requires an integrated plan at a national and global level, with concrete policies to guide governments, individuals and industry to collectively work together to achieve desired outcomes. Ovintiv has demonstrated its commitment to developing such integrated strategies within the energy industry, and has partnered with a variety of trade and public policy associations to promote the deployment of efficient and sustainable business practices.

In our view it is an unduly demanding request, and contrary to the best interests of our stockholders, to require an individual company to unilaterally set targets that would attempt to anticipate how the commitments of the Paris Agreement will be achieved at the national and global level. As a result, after considering the Stockholder Proposal carefully and discussing our priorities with stockholders, the Board has determined that the proposal is not the right approach for Ovintiv and is recommending that stockholders vote against the proposal.

4	International agreement adopted in December 2015 under the United Nations Framework Convention on Climate Change.
5	Government of Canada. (2018). Canada’s methane regulations for the upstream oil and gas sector. https://www.canada.ca/en/environment-climate-change/services/canadian-environmental-protection-act-registry/proposed-methane- regulations-additional-information.html.
6	Task Force on Climate-related Financial Disclosures (2017). Recommendations of the Task Force on Climate-related Financial Disclosures. https://www.fsb-tcfd.org/publications/final-recommendations-report/.
7	Climate Action 100+. http://www.climateaction100.org/.

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Stockholder’s Guide to Voting at the Annual Meeting

Business of the Meeting

Ovintiv’s management is soliciting your proxy to vote your shares at the Meeting on the following matters:

Proposal		Board Recommendation	For More Information
Item 1	Advisory Vote to Approve Compensation of Named Executive Officers	FOR	Page 12
Item 2	Election of the 12 Director Nominees Named in this Proxy Statement	FOR each Nominee	Page 33
Item 3	Ratify PricewaterhouseCoopers LLP as Independent Auditors	FOR	Page 50
Item 4	The Stockholder Proposal Set Forth in this Proxy Statement	AGAINST	Page 53

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Frequently Asked Questions

Please read this section carefully for important information on how to vote your Ovintiv shares of common stock.

When is the Meeting?

The Meeting will be held at 10:00 a.m. (Mountain Time) on April 29, 2020. Due to current conditions, the Meeting will be virtual. Stockholders of record as of March 6, 2020 can participate in the Meeting by visiting www.virtualshareholdermeeting.com/ovv2020. If you wish to only listen to the Meeting, you can simply follow the Meeting link and sign on. If you wish to vote or ask a question during the Meeting, you will need the control number provided on your proxy card or Notice of Internet Availability of Proxy Materials.

Who is entitled to vote?

Only stockholders of record at the close of business on March 6, 2020 (the record date of the Meeting) are entitled to vote at the Meeting, or at any adjournments or postponements thereof.

Am I a registered or non-registered stockholder?

You are a registered stockholder if you hold Ovintiv shares of common stock in your own name. If your name appears on a certificate for shares of common stock of Ovintiv, you are a registered stockholder.

You are a non-registered stockholder if your Ovintiv shares of common stock are not registered in your name and are instead registered in the name of a nominee, such as a trustee, financial institution or securities broker. If your shares of common stock are listed in an account statement provided to you by your broker, you are likely a non-registered stockholder.

How do I vote?

Registered Stockholders

If you are a registered stockholder, you can vote your shares of common stock using the methods described below.

ONLINE Visit www.proxyvote.com and follow the online instructions. To vote online, you will need the control number located on your proxy card or Notice of Internet Availability of Proxy Materials.

PHONE

Call 1-800-690-6903 from a touch-tone phone and follow the voice instructions. To vote by phone, you will need the control number located on your proxy card or Notice of Internet Availability of Proxy Materials.

MAIL If you received a proxy card by mail, you can complete, sign and date the form and return it by mail using the postage-paid envelope included in your package.

AT THE MEETING

Stockholders of record as of March 6, 2020 can vote at the Meeting by visiting www.virtualshareholdermeeting.com/ovv2020. To vote at the Meeting, you will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials.

Non-Registered Stockholders

If you are a non-registered stockholder, you can vote your shares of common stock online at the Meeting or by giving voting instructions, as described below.

Voting Instructions

If you are a non-registered stockholder, you will receive your voting materials from your broker, investment dealer or other applicable nominee. Your nominee should provide you with a proxy card to complete, and may offer other methods, such as telephone or Internet voting, as well. Each nominee has its own procedures to ensure their customers’ shares are voted. Please contact your nominee for further instructions.

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Why did I receive a notice in the mail regarding the Internet availability of the proxy materials instead of a paper copy of the proxy materials?

We are providing access to this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 via the Internet using the U.S. “notice and access” system. On March 19, 2020, we began mailing a Notice of Internet Availability of Proxy Materials to each holder of record of shares of Ovintiv common stock as of March 6, 2020, and posted the proxy materials on the website referenced in the Notice of Internet Availability of Proxy Materials (www.ovintiv.com/annual-meeting-shareholders). As more fully described in the Notice of Internet Availability of Proxy Materials, all holders of shares of Ovintiv common stock may choose to access our proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or may request to receive a printed set of our proxy materials.

How can I obtain a paper copy of the proxy materials?

Stockholders receiving a Notice of Internet Availability of Proxy Materials will find instructions on how to obtain a paper copy of such materials on their notice.

Who is soliciting my proxy?

The Board is soliciting proxies in connection with the Meeting. This solicitation is being made primarily by mail, but proxies may also be solicited personally by directors, employees or agents of Ovintiv using telephone, e-mail or other electronic means.

Who pays for the proxy solicitation?

Ovintiv pays the costs of preparing, printing and distributing the proxy materials used in the solicitation of proxies. These costs may include the reimbursement of brokers and other entities who incur costs forwarding proxy materials to Ovintiv’s non-registered stockholders. Ovintiv has also retained Kingsdale Advisors to assist with the solicitations of proxies, for which Kingsdale will receive a fee of $60,000 and be reimbursed for reasonable disbursements and out-of-pocket expenses. Ovintiv may also use Broadridge’s QuickVote™ service to help non-registered stockholders vote their shares of common stock over the telephone.

What is the deadline to return my proxy card?

Regardless of which method of voting you choose, if you wish to be represented by proxy at the Meeting, your proxy card or voting instructions must be received by 10:00 a.m. (Mountain Time) on April 27, 2020. In the event of an adjournment or postponement of the Meeting, your proxy card or voting instructions must be received not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time of the adjourned or postponed Meeting. The Chair of the Meeting may waive or extend these time limits without notice.

How will my shares be voted if I am represented at the Meeting by proxy?

All shares represented by a properly executed proxy will be voted or withheld from voting in accordance with the stockholder’s instructions.

What happens if I return a proxy card without voting instructions?

If you do not provide instructions regarding any matter identified in the Notice of the Meeting, your shares will be voted as follows:

•	FOR the election of the 12 director nominees named in this Proxy Statement;
•	FOR the approval of the company’s approach to executive compensation;
•	FOR the ratification of PricewaterhouseCoopers LLP as the company’s independent auditors; and
•	AGAINST the Stockholder Proposal set forth in this Proxy Statement.

What should I do if I receive more than one form of proxy or voting instruction form?

If some of your shares are registered in your name and some are registered in the name of one or more nominees (such as a broker or bank), you will need to return more than one proxy card in order to vote all of your shares. Please follow the provided instructions carefully, as the voting process differs for registered and non-registered stockholders.

Can I change or revoke my proxy once I have given it?

If you are a registered stockholder, you can change or revoke your proxy prior to the vote being taken at the Meeting by:

•	submitting a written notice to Ovintiv’s Corporate Secretary at Ovintiv Inc., 370 17th Street, Suite 1700, Denver, Colorado, 80202 prior to the Meeting;
•	submitting a new proxy or new voting instructions bearing a later date through any of the voting methods described above; or
•	voting online at the Meeting.

If you are a non-registered stockholder, you can change or revoke your proxy by following the specific instructions provided to you by your respective broker or other nominee. Non-registered stockholders who have voted and wish to change their voting instructions should contact their nominee as soon as possible to ensure any changes to voting instructions are communicated sufficiently in advance of the Meeting.

What is the quorum requirement for the Meeting?

The quorum requirement for the Meeting is a majority of all outstanding shares of common stock entitled to vote at the Meeting, either present in person or represented by proxy. As of March 6, 2020 (the record date of the Meeting) there were 259, 821, 141 issued and outstanding shares of common stock of Ovintiv.

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How many votes do I have?

You have one vote for each share of Ovintiv common stock that you held as of the close of business on March 6, 2020 (the record date of the Meeting).

What happens if amendments, variations or other matters are brought before the Meeting?

The appointee or appointees named in your proxy card will have discretionary authority to vote on any amendments or variations to the matters identified in the Notice of the Meeting and on any other matters that properly come before the Meeting. As of the date of this Proxy Statement, management is not aware of any such amendment, variation or other matter.

What is a broker non-vote?

Without specific instructions, U.S. brokers and their agents or nominees cannot vote shares of common stock for their clients on “non-routine” matters, including the election of directors and advisory votes to approve executive compensation, however they may vote on “routine” matters, such as the ratification of an auditor. Without specific instructions, Canadian brokers and their agents or nominees cannot vote shares of common stock for their clients. When a broker is unable to vote because the beneficial owner of the shares has not provided voting instructions, a “broker non-vote” may occur.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are not considered votes cast and therefore do not affect the outcome of the vote on any proposal.

Who counts the votes?

Representatives of Broadridge Financial Solutions, Inc. (“Broadridge”) will count the votes and act as inspectors of election for the Meeting. Broadridge maintains the confidentiality of individual stockholder votes, but proxies will be submitted to management if they contain comments clearly intended for management or to meet legal requirements.

Do stockholders have dissenters’ rights?

Ovintiv’s stockholders do not have dissenters’ rights or similar rights of appraisal regarding matters described in this Proxy Statement and do not have cumulative voting rights with respect to the election of directors.

Who can I contact if I have questions?

Kingsdale Advisors

If you have questions about this Proxy Statement or require assistance completing your form of proxy or voting instruction form, please contact Kingsdale at:

Telephone:	1-866-229-8166 (toll free within North America) 1-416-867-2272 (outside North America)

Email:	contactus@kingsdaleadvisors.com

Mail:	The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361, Toronto, Ontario, M5X 1E2

American Stock Transfer & Trust Company, LLC

You can contact American Stock Transfer & Trust Company, LLC, Ovintiv’s registrar and transfer agent, by telephone, email or mail, as follows:

Telephone:	1-877-361-7965

Email:	help@astfinancial.com

Mail:	American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York, 11219

AST Trust Company (Canada)

You can contact AST Trust Company (Canada), Ovintiv’s co-transfer agent, by telephone, Internet or mail, as follows:

Telephone:	1-866-580-7145 (toll free in North America) 1-416-682-3863 (outside North America)

Internet:	www.astfinancial.com/ca-en

Mail:	AST Trust Company (Canada), Proxy Department, P.O. Box 721, Agincourt, Ontario M1S 0A1

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Additional Stockholder Information

Stockholder Proposals and Director Nominations

Stockholder Proposals For Inclusion In Next Year’s Proxy Statement

Ovintiv is subject to the rules of the SEC under the Exchange Act with respect to stockholder proposals. Stockholder proposals submitted pursuant to SEC rules must be received no later than November 19, 2020 to be considered at Ovintiv’s 2021 Annual Meeting of Stockholders.

All stockholder proposals should be directed to the attention of our Corporate Secretary. Stockholders are advised that, under the rules of the SEC, the submission of a stockholder proposal does not guarantee its inclusion in the company’s proxy materials. Such proposals must also comply with all applicable provisions of Rule 14a-8 under the Exchange Act.

Director Nominations For Inclusion In Next Year’s Proxy Statement

Ovintiv’s proxy access bylaw permits a stockholder, or a group of up to 20 stockholders, owning at least 3% of Ovintiv’s outstanding common stock continuously for at least three years to nominate and include in Ovintiv’s proxy statement, director nominees constituting up to the greater of two individuals or 20% (rounding down), provided that any nominating stockholders and nominees satisfy certain requirements specified in the Ovintiv bylaws, including in respect to form of notice and timely delivery.

Any proxy access nomination notice must be received no earlier than October 20, 2020 and no later than November 19, 2020.

Other Stockholder Proposals And Director Nominations

If a stockholder wishes to propose items of business or nominate a director for election to the Board without including such proposal or nomination in Ovintiv’s proxy statement, that proposal or nomination must comply with the notice procedures set out in Sections 2.2 and 3.3 of Ovintiv’s bylaws, respectively. These procedures require that Ovintiv receive written notice of stockholder proposals and director nominees at least 90 days (and not more than 120 days) before the anniversary of the prior year’s annual meeting of stockholders. In the case of a special stockholder meeting (which is not also an annual meeting), Ovintiv must receive written notice no earlier than 120 days before the special meeting and no later than (i) the tenth day following the day on which the special meeting is announced; or (ii) 90 days before the special meeting (whichever date is later).

A copy of our bylaws was filed on EDGAR and SEDAR on January 24, 2020 and is available on our website.

Management is not aware of any business to be presented for action by stockholders at the Meeting other than the items referred to in this Proxy Statement.

Communication with the Board of Directors

Stockholders and other interested parties can communicate directly with our directors, including our Chairman of the Board, at the following address:

Ovintiv Inc.

Attention:	Corporate Secretary 370 17th Street, Suite 1700 Denver, Colorado 80202 corporatesecretary@ovintiv.com

Stockholders can also direct inquiries to our investor relations personnel at investor.relations@ovintiv.com.

Additional Information

A broadcast of the Meeting will be available for stockholders who are unable to attend. We will provide details on how to access the broadcast of the Meeting at www.ovintiv.com and in a news release issued prior to the Meeting.

Additional information about Ovintiv, including copies of our Proxy Statement and Annual Report (which includes our financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2019), is available on our website at www.ovintiv.com and can also be obtained by accessing Ovintiv’s profile on EDGAR at www.sec.gov or SEDAR at www.sedar.com. Stockholders can also request copies of these documents, free of charge, by contacting our Investor Relations department:

(281) 210-5110 (403) 645-3550

investor.relations@ovintiv.com

Ovintiv Inc. Attention: Investor Relations 370 17th Street, Suite 1700 Denver, Colorado 80202

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References to information contained on our website at www.ovintiv.com are not incorporated by reference into, and do not constitute a part of, this Proxy Statement. Ovintiv Inc. became the parent company of Encana and its subsidiaries as a result of a series of corporate reorganization transactions completed on January 24, 2020 (the “Reorganization”). Unless stated or the context otherwise requires, references to “Ovintiv,” the “company”, “we”, “us” and “our” in this Proxy Statement (i) for periods prior to the completion of the Reorganization, refer to Encana Corporation and its consolidated subsidiaries and partnerships and (ii) for periods after the completion of the Reorganization, refer to Ovintiv Inc. and its consolidated subsidiaries and partnerships.

Certain statements contained herein may constitute forward-looking statements or information within the meaning of applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve assumptions, risks and uncertainties that may cause such statements not to occur or results to differ materially from the estimated or anticipated events or results expressed or implied in such forward-looking statements. For additional information on such assumptions, risks and uncertainties, please consult Ovintiv’s Annual Report on Form 10-K, which can be obtained by accessing Ovintiv’s profile on EDGAR at www.sec.gov or SEDAR at www.sedar.com. Although Ovintiv believes such forward-looking statements are reasonable, there can be no assurance that they will prove to be correct.

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Schedule A

Description of the Key Terms - Omnibus Incentive Plan

The Omnibus Incentive Plan was adopted by the company on February 13, 2019 and approved by stockholders at the company’s 2019 Annual Meeting of Stockholders. The Omnibus Incentive Plan replaces the company’s Employee Stock Appreciation Rights Plan, Performance Share Unit Plan for Employees, ESOP, Restricted Share Unit Plan for Employees and Restricted Share Unit Plan for Directors (collectively, the “Prior Plans”) in respect of future awards, and no new awards will be granted under such Prior Plans. Outstanding awards granted under the Prior Plans continue to be governed by the terms of the applicable Prior Plan until such awards are exercised, expire, or are otherwise terminated or cancelled, with the exception of 295,692 RSUs and 362,238 PSUs at target (corresponding to 724,476 PSUs at maximum) granted in 2018 to certain employees and directors of the company, which were amended to become subject to the Omnibus Incentive Plan and remained outstanding as of December 31, 2019.

Purpose

The Omnibus Incentive Plan is designed to, among other things, promote a proprietary interest in the company among eligible individuals and to align the interest of such individuals with the interests of the company’s stockholders through the issuance of long-term incentive awards.

Eligibility

The Omnibus Incentive Plan permits the grant of stock options (“Options”), SARs, RSUs, PSUs, restricted stock and other share-based awards (each, an “Award” and collectively, the “Awards”) to directors, officers and employees of the company and its affiliates, as well as prospective directors, officers and employees who have accepted offers of employment or directorship from the company or its affiliates (collectively, “Eligible Individuals”). An Option designated as an “incentive stock option” under the applicable grant agreement may be granted only to employees of the company and its subsidiaries (within the meaning of Section 424(f) of the United States Internal Revenue Code of 1986 (the “Code”)).

Administration

The Omnibus Incentive Plan is administered by the HRC Committee or any other committee of the Board consisting of at least two directors (such administering body to be referred to in this section as the “Committee”).

Awards Available for Issuance; Awards Outstanding

The maximum number of shares of common stock of Ovintiv that can be issued pursuant to Awards granted under the Omnibus Incentive Plan is 6,000,000 or approximately two percent of the issued and outstanding shares of common stock of Ovintiv as of March 6, 2020. Shares of common stock issued pursuant to Awards granted under the Omnibus Incentive Plan that expire, or are terminated, forfeited or cancelled, will again be available for issuance pursuant to Awards subsequently granted under the Omnibus Incentive Plan. The number of shares of common stock available for issuance pursuant to Awards granted under the Omnibus Incentive Plan is subject to adjustment in the event of a share split, share dividend, reverse share split, reorganization, share combination, recapitalization or similar event affecting the capital structure of the company.

As of December 31, 2019, 3,725,627 shares of common stock of Ovintiv remain available for issuance pursuant to Awards granted under the Omnibus Incentive Plan.

Limits on Awards to Insiders, Non-Employee Directors and Any One Person

The Omnibus Incentive Plan includes provisions that generally mirror the insider restrictions set out in the TSX Company Manual and provide that the aggregate number of shares of common stock issued to Ovintiv insiders, within any one-year period, or issuable to insiders of Ovintiv, at any time, under the Omnibus Incentive Plan and any other security-based compensation arrangement of Ovintiv cannot exceed 10 percent of the total issued and outstanding shares of common stock of Ovintiv (calculated on a non-diluted basis).

The Omnibus Incentive Plan also provides that no non-employee director of the company shall be granted Awards covering shares of common stock with an aggregate grant date Fair Market Value (as defined below) in excess of US$800,000 during any one-year period, and no more than US$100,000 of such allocated grant date Fair Market Value shall be comprised of Options or SARs. In addition, a non-employee director shall not be granted any Awards under the Omnibus Incentive Plan if, at the time of such grant, such grant could result in the aggregate number of shares of common stock issued to all non-employee directors exceeding one percent of the company’s then issued and outstanding shares of common stock.

No Option that is intended to qualify as an “incentive stock option” may be granted to any Eligible Individual who, at the time of such grant, owns shares of common stock possessing more than 10 percent of the total combined voting power of all shares of common stock of the company, unless at the time such Option is granted, the exercise price is at least 110 percent of the Fair Market Value of a share of common stock and such Option expires before the fifth anniversary of the date on which it was granted.

Subject to the terms of the Omnibus Incentive Plan, “Fair Market Value” means, with respect to any particular date, the volume weighted average trading price per share of common stock of Ovintiv on the stock exchange designated in the applicable grant agreement during the five trading days immediately preceding such date.

Adjustments

Adjustments may be made to the exercise price of outstanding Awards, the number and kind of securities subject to outstanding Awards, and the aggregate number and kind of securities reserved for issuance and delivery under the Omnibus Incentive Plan, in certain circumstances, including in the event of a share split, share dividend, reverse share split, share combination, reorganization, recapitalization, merger, arrangement, consolidation, acquisition of property or shares, share rights offering, liquidation, or similar event affecting the company or its capital structure.

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Awards of Options and SARs

Each Option granted under the Omnibus Incentive Plan entitles an Eligible Individual to purchase one or more shares of common stock upon payment of an exercise price, subject to the terms and conditions of the Omnibus Incentive Plan and the applicable grant agreement. SARs may be granted as a separate Award or in conjunction with an Option. Upon the exercise of a SAR, the Eligible Individual will be entitled to receive an amount equal to the product of (a) the excess of the closing price of one share of common stock on the last trading day preceding the date of exercise of the SAR, over the exercise price of the applicable SAR, multiplied by (b) the number of shares of common stock in respect of which the SAR has been exercised. Options granted with a tandem SAR allow the Eligible Individual to surrender the Option and exercise the related SAR or to exercise the Option, in which case the related SAR will immediately terminate, and no payment will be made, or shares of common stock issued in respect thereof. The applicable grant agreements for SARs grants not in conjunction with an Option specify whether such payment shall be made in cash or shares of common stock or reserve to the Committee or the Eligible Individual the right to make that determination prior to or upon the exercise of the SAR.

The exercise price per share of common stock subject to an Option or SAR is determined by the Committee and set forth in the applicable grant agreement and cannot be less than the Fair Market Value of a share of common stock on the applicable grant date.

The term of each Option and each SAR is fixed by the Committee, however in no event will any Option or SAR be exercisable more than 10 years following the grant date of such Award, subject to the terms of the Omnibus Incentive Plan. Notwithstanding the foregoing, if the date on which an Option or SAR is meant to terminate, expire or lapse (the “Termination Date”) occurs during a trading blackout period imposed by the company and applicable to the relevant participant, or within 10 business days of the expiry thereof, then the Termination Date will be extended to the date that is 10 business days following the expiry date of such trading blackout period.

Awards of RSUs

RSUs are Awards denominated in shares of common stock that are settled in a specified number of shares of common stock or a cash amount equal to the Fair Market Value of a specified number of shares of common stock, as determined in the sole discretion of the Committee.

RSUs vest in accordance with the terms and conditions of the Omnibus Incentive Plan and the applicable grant agreement. The vesting of RSUs is conditioned upon the continued service of the applicable Eligible Individual.

An Eligible Individual to whom RSUs are awarded will have no rights as a stockholder with respect to the shares of common stock represented by the RSUs until such shares of common stock are actually delivered to the Eligible Individual in settlement thereof.

The effect of an Eligible Individual’s period of absence or termination of service on such Eligible Individual’s RSUs is as set forth in the applicable grant agreement.

Awards of PSUs

PSUs are Awards denominated in shares of common stock that are settled in shares of common stock or a cash amount equal to the Fair Market Value of shares of common stock, as determined in the sole discretion of the Committee. The number of PSUs settled will vary depending on the company’s achievement over a designated performance period of performance criteria determined by the Committee and set forth in the applicable grant agreement.

PSUs vest in accordance with the terms and conditions of the Omnibus Incentive Plan and the applicable grant agreement. The vesting of PSUs is conditioned upon the continued service of the applicable Eligible Individual.

An Eligible Individual to whom PSUs are awarded will have no rights as a stockholder with respect to the shares of common stock represented by the PSUs until such shares of common stock are actually delivered to the Eligible Individual in settlement thereof.

The effect of an Eligible Individual’s period of absence or termination of service on such Eligible Individual’s PSUs is as set forth in the applicable grant agreement.

Awards of Restricted Stock

Shares of Restricted Stock are actual shares of common stock issued to an Eligible Individual, subject to certain restrictions on the ability to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock during the restriction period determined by the Committee. Subject to the foregoing and the terms of the applicable grant agreement, the applicable Eligible Individual will have, in respect of his or her shares of Restricted Stock, all the rights of a stockholder of the company holding the class or series of common stock that is the subject of the Restricted Stock, including the right to receive dividends and, subject to TSX approval, the right to vote the shares of common stock.

Vesting of Restricted Stock is conditional upon the continued service of the applicable Eligible Individual and may be subject to the achievement of performance criteria as determined by the Committee.

The effect of an Eligible Individual’s period of absence or termination of service on such Eligible Individual’s shares of Restricted Stock is as set forth in the applicable grant agreement.

Other Share-Based Awards

Subject to the terms of the Omnibus Incentive Plan, the Committee may grant equity-based or equity-related awards not otherwise described in the Omnibus Incentive Plan in such amounts and subject to such terms and conditions consistent with the terms of the Omnibus Incentive Plan as the Committee may determine, which may: (a) involve the transfer of actual shares of common stock to Eligible Individuals, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of common stock, (b) be subject to performance-based and/or service-based conditions, (c) be in the form of phantom stock, deferred share units or other awards denominated in, or with a value determined by reference to, a number of shares of common stock that is specified at the time of the grant of such award, and (d) be designed to comply with applicable laws of jurisdictions other than the United States or Canada.

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Transferability

Awards under the Omnibus Incentive Plan are not transferable except by will or by laws of descent and distribution (or otherwise for estate settlement purposes). An Option that is not designated as an “incentive stock option” under the applicable grant agreement or a SAR may be transferred by a participant, for no value or consideration, to such participant’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise, if such transfer is expressly permitted by the Committee.

Amendments

The Committee may amend, alter or discontinue the Omnibus Incentive Plan or amend the terms of any Award granted thereunder from time to time without shareholder approval; provided however that:

(a)	approval of the holders of a majority of the shares of common stock of Ovintiv present in person or by proxy at a meeting of shareholders is necessary for any:

i.	increase in the maximum number of shares of common stock issuable pursuant to Awards granted under the Omnibus Incentive Plan;
ii.	amendment that would reduce the exercise price of an Option or SAR;
iii.	amendment to extend the maximum term of any Award;
iv.	amendment to permit the transfer or assignment of Awards beyond what is contemplated by the Omnibus Incentive Plan;
v.	amendment to increase the limits on non-employee director participation contained in the Omnibus Incentive Plan;
vi.	amendment that removes or exceeds the insider participation limit contained in the Omnibus Incentive Plan;
vii.	amendment to the Omnibus Incentive Plan’s amendment provisions; or
viii.	amendment for which shareholder approval is otherwise required under the rules or policies of the TSX or the NYSE, as applicable, or any applicable law; and

(b)	the consent of the Award holder is obtained for any amendment, alteration or discontinuation which adversely alters or impairs the rights of the holder in respect of a previously granted Award.

Burn Rate

For the fiscal years ended December 31, 2018 and December 31, 2019, the annual burn rate of the Omnibus Incentive Plan, as calculated in accordance with Section 613(p) of the TSX Company Manual, was 0.25% and 0.62%, respectively.

Share Consolidation

The amounts presented in this Schedule A have been adjusted to reflect the effects of the Share Consolidation.

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Schedule B

Description of Key Terms - Employee Stock Option Plan

The ESOP is designed to encourage a proprietary interest in Ovintiv and align the interests of eligible employees, including our executives, with those of our stockholders. Under the ESOP, Options are granted to eligible Canadian-based employees, including executives. The ESOP has been approved by our stockholders.

As of December 31, 2019, there were 1,361,145 Options outstanding under the ESOP and zero additional options available for issuance under the ESOP, representing 0.52% and 0%, respectively, of the total number of outstanding shares of common stock at such date.

The ESOP is administered by the HRC Committee and the Board which have full authority to interpret the ESOP and any Option granted thereunder. The HRC Committee also has discretion to attach tandem stock appreciation rights (“TSARs”) to Options granted under the ESOP.

The ESOP includes provisions that generally mirror the insider restrictions set out in the TSX Company Manual, that provide the aggregate of shares of common stock issued to Ovintiv insiders, within any one-year period, or issuable to insiders of Ovintiv, at any time, under the ESOP and any other security-based compensation arrangement of Ovintiv cannot exceed 10% of the total issued and outstanding shares of common stock (calculated on a non-diluted basis).

Options may be granted from time to time to eligible employees. Subject to regulatory requirements, the HRC Committee and the Board determine the terms and conditions of Options granted, which are set out in the ESOP and corresponding grant agreement with the recipient.

Options granted commencing in February 2015 are exercisable for a period of seven years from the grant date. Options granted prior to such date are exercisable for five years from the grant date. Options vest 30% on the first anniversary of grant, an additional 30% on the second anniversary of the grant, and an additional 40% on the third anniversary of the grant.

Upon termination of employment (other than by death or retirement), the Option holder has until the earlier of 60 trading days or the Option expiry date to exercise any vested unexercised Options. In the event of death or retirement before age 60, the Option holder has until the earlier of six months from such date or the Option expiry date to exercise any vested unexercised Options. In any of these events, any Options that are unvested as of the date of termination of employment, death or retirement do not vest and are cancelled. In the event of death or retirement after age 60, the Option holder may exercise vested Options, and any unvested Options continue to vest until the Option expiry date.

Options granted and outstanding under the ESOP have associated TSARs that entitle the Option holder to surrender the right to exercise his or her Option to purchase shares of common stock and to instead receive cash. Such amount is valued based on the difference between the strike price and for TSARs granted after February 2015, the VWAP of shares of common stock on the TSX on the five trading days prior to vesting, and for TSARs granted prior to such date, the closing price of shares of common stock on the TSX on the immediately preceding trading day is used. In each case such stock price is multiplied by the number of optioned shares of common stock surrendered. Where a TSAR is exercised, the right to the underlying shares of common stock is forfeited and such number of shares of common stock are returned to the shares of common stock reserved for issuance under the ESOP.

An Option can only be exercised by the Option holder and is not assignable, except on death by the Option holder’s estate. An Option holder only has rights as a stockholder of Ovintiv with respect to shares of common stock he or she has acquired through exercise of an Option.

Adjustments may be made to the exercise price of an Option, the number of shares of common stock delivered to an Option holder upon exercise of an Option and the maximum number of shares of common stock that may be reserved for issuance under the ESOP, in certain circumstances, such as a stock dividend, split, recapitalization, merger, consolidation, combination or exchange of shares of common stock or other similar corporate change.

Where an Option expires during or within 10 business days after a blackout period, the exercise period is extended 10 business days from the last day of the blackout period (“Blackout Extension Period”).

The Board may amend, suspend or terminate the ESOP in whole or in part; provided, however, no such amendment may, without the consent of Option holders, adversely affect the rights under any Option previously granted to the Option holder under the ESOP.

Stockholder approval is required in respect of any amendment of the ESOP that relates to:

•	any increase in the number of shares of common stock reserved for issuance under the ESOP;
•	any reduction in the exercise price or cancellation and reissue of Options;
•	any extension of the term of an Option beyond the original expiry date, except as permitted under the Blackout Extension Period;
•	any extension to the length of the Blackout Extension Period;
•	the inclusion of non-executive directors as eligible participants under the ESOP;
•	any allowance for the transferability of Options (other than upon death of an Option holder); or
•	amendments which require stockholder approval under applicable law.

For the fiscal year ended December 31, 2017, December 31, 2018 and December 31, 2019, the annual burn rate of the ESOP, as calculated in accordance with Section 613(p) of the TSX Company Manual, was 0.087%, 0.092% and 0%, respectively.

The amounts in this Schedule B have been adjusted to reflect the effects of the Share Consolidation.

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Schedule C

Advisory Regarding Non-GAAP Measures

Ovintiv’s consolidated financial statements for the year ended December 31, 2019 are presented in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”). Certain measures in this Proxy Statement do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. This Proxy Statement contains references to non-GAAP measures as follows:

Non-GAAP Cash Flow, Non-GAAP Free Cash Flow

Non-GAAP Cash Flow (or Cash Flow) is defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Free Cash Flow (or Free Cash Flow) is Non-GAAP Cash Flow in excess of capital expenditures, excluding net acquisitions and divestitures. Management believes these measures are useful to the company and its investors as a measure of operating and financial performance across periods and against other companies in the industry, and are an indication of the company’s ability to generate cash to finance capital programs, to service debt and to meet other financial obligations. These measures may be used, along with other measures, in the calculation of certain performance targets for the company’s management and employees. Non-GAAP Cash Flow is also referenced in the company’s 2019 Annual Report on Form 10-K in Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations on page 71.

($ millions)	2019	2018
Cash From (used in) Operating Activities	2,921	2,300
Deduct (Add back):
Net change in other assets and liabilities	(97)	(60)
Net change in non-cash working capital	87	245
Current tax on sale of assets	–	–
Non-GAAP Cash Flow	2,931	2,115
Less: capital expenditures	2,626	1,975
Non-GAAP Free Cash Flow(1)	305	140
Proforma and Other Adjustments(2)	391
Non-GAAP Free Cash Flow, including Proforma and Other Adjustments(3)	696

(1)	Includes acquisition and restructuring costs of $171 million in 2019.
(2)	Proforma and other adjustments reflects legacy Newfield results from January 1 to February 13, 2019, net acquisitions and divestitures, long-term incentive costs, and acquisition and restructuring costs.
(3)	This measure is used as an internal metric for the company’s Scorecard.

Non-GAAP Operating Earnings (Loss)

Non-GAAP Operating Earnings (Loss) is defined as Net Earnings (Loss) excluding non-recurring or non-cash items that management believes reduces the comparability of the company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring costs, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes may include valuation allowances and the provision related to the pre-tax items listed, as well as income taxes related to divestitures and U.S. tax reform, and adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate.

($ millions, except per share amounts)	2019
Net Earnings (Loss)	234
Before-tax (Addition) Deduction:
Unrealized gain (loss) on risk management	(730)
Restructuring costs	(138)
Non-operating foreign exchange gain (loss)	94
Gain (loss) on divestitures	3
(771)
Income tax	145
After-tax (Addition) Deduction	(626)
Non-GAAP Operating Earnings (Loss)	860

Per share – basic and diluted, post-Share Consolidation	3.29

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Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA is a non-GAAP measure calculated as Net Debt divided by Adjusted EBITDA. Net Debt is defined as long-term debt, including the current portion, less cash and cash equivalents. Adjusted EBITDA is defined as trailing 12-month net earnings (loss) before income taxes, DD&A, impairments, accretion of asset retirement obligation, interest, unrealized gains/losses on risk management, foreign exchange gains/losses, gains/losses on divestitures and other gains/losses. Management believes this measure is useful to the company and its investors as a measure of financial leverage and the company’s ability to service its debt and other financial obligations. This measure is used, along with other measures, in the calculation of certain performance targets for the company’s management and employees. Net Debt to Adjusted EBITDA is also referenced in the company’s 2019 Annual Report on Form 10-K in Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations on page 72.

($ millions)	2019
Long-term debt, including current portion	6,974
Less: Cash and cash equivalents	190
Net Debt	6,784
Net Earnings (Loss)	234
Add back (Deduct)
Depreciation, depletion and amortization	2,015
Impairments	–
Accretion of asset retirement obligation	37
Interest	382
Unrealized (gains) losses on risk management	730
Foreign exchange (gain) loss, net	(119)
(Gain) loss on divestitures, net	(3)
Other (gains) losses, net	23
Income tax expense (recovery)	81
Adjusted EBITDA	3,380
Net Debt to Adjusted EBITDA (times)	2.0

Total Costs

Total Costs is defined as the summation of production, mineral and other taxes, upstream transportation and processing expense, upstream operating expense and administrative expense, excluding the impact of long-term incentive and restructuring costs. Management believes this measure is useful to the company and its investors as a measure of operational efficiency across periods. Total Costs is also referenced in the company’s 2019 Annual Report on Form 10-K in Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations on page 71.

($ millions)	2019
Production, Mineral and Other Taxes	254
Upstream Transportation and Processing	1,325
Upstream Operating	707
Administrative	489
Deduct (Add back):
Long-term incentive costs	35
Restructuring costs	138
Total Costs	2,602
Proforma and Other Adjustments(1)	68
Total Costs, including Proforma and Other Adjustments(2)	2,670

(1)	Proforma and other adjustments excludes production, mineral and other taxes and includes legacy Newfield results from January 1 to February 13, 2019 and capitalized indirect costs, which excludes long-term incentive costs.
(2)	This measure is used as an internal metric for the company’s Scorecard.

Upstream Operating Cash Flow / Upstream Operating Free Cash Flow

Upstream Operating Cash Flow is a measure that adjusts the USA, Canadian and China Operations revenues for production, mineral and other taxes, transportation and processing expense, and operating expense. Management monitors Upstream Operating Cash Flow as it reflects operating performance and measures the amount of cash generated from the company’s upstream operations. Upstream Operating Free Cash Flow is defined as Upstream Operating Cash Flow in excess of capital investment, excluding, net acquisitions and divestitures.

Please refer to our Non-GAAP Definitions and Reconciliations available on our website at www.ovintiv.com for further information regarding these measures.

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NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

PURPOSE OF THE MEETING

The 2020 Annual Meeting of Stockholders (the “Meeting”) of Ovintiv Inc. (“Ovintiv”) will be held on April 29, 2020 at 10:00 a.m. (Mountain Time) via live webcast at www.virtualshareholdermeeting.com/ovv2020.

At the Meeting, stockholders will be asked to vote on the following proposals:

Recommendation
Item 1 •	Advisory Vote to Approve Compensation of Named Executive Officers	FOR
Item 2 •	Election of the 12 Director Nominees Named in this Proxy Statement	FOR each director nominee
Item 3 •	Ratify PricewaterhouseCoopers LLP as Independent Auditors	FOR
Item 4 •	The Stockholder Proposal Set Forth in the Proxy Statement (If Properly Presented)	AGAINST

By logging into our webcast, you will be able to hear our presentation and vote on all of the proposals to be considered at the Meeting.

RECORD DATE

Stockholders of record at the close of business on March 6, 2020 (the “Record Date”) are entitled to receive notice of, and vote at, the Meeting and any adjournments or postponements thereof. As of the Record Date, there were 259, 821, 141 shares of Ovintiv common stock issued and outstanding.

The Notice of Internet Availability of Proxy Materials is being mailed, and the attached Proxy Statement is being made available, to stockholders on or about March 19, 2020.

By Order of the Board of Directors,

JOANNE L. ALEXANDER

Executive Vice-President, General Counsel & Corporate Secretary

Ovintiv Inc.

March 6, 2020

YOUR VOTE IS IMPORTANT

You can vote your shares of Ovintiv common stock in any of the following ways:

ONLINE Visit www.proxyvote.com and follow the online instructions. To vote online, you will need the control number located on your proxy card or Notice of Internet Availability of Proxy Materials.

PHONE

Call 1-800-690-6903 from a touch-tone phone and follow the voice instructions. To vote by phone, you will need the control number located on your proxy card or Notice of Internet Availability of Proxy Materials.

MAIL If you received a proxy card by mail, you can complete, sign and date the form and return it by mail using the postage-paid envelope included in your package.

AT THE MEETING

Stockholders of record as of the Record Date can vote at the Meeting by visiting www.virtualshareholdermeeting.com/ovv2020. To vote at the Meeting, you will need the control number included on your proxy card or Notice of Internet Availability of Proxy Materials.

If you are a non-registered stockholder, please refer to the information forwarded by your bank, broker or other holder of record to see which voting methods are available to you.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS
The Securities and Exchange Commission’s “Notice and Access” rule permits Ovintiv to deliver a Notice of Internet Availability of Proxy Materials to stockholders in lieu of paper copies of the company’s Proxy Statement, Annual Report on Form 10-K and related materials (collectively, the “Proxy Materials”). The Notice of Internet Availability of Proxy Materials provides instructions as to how stockholders can access the Proxy Materials through the Internet or, alternatively, request printed copies of the Proxy Materials be sent to them by mail.

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Any questions and requests for assistance may be directed to:

Strategic Stockholder Advisor and Proxy Solicitation Agent:

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario M5X 1E2

www.kingsdaleadvisors.com

North American Toll-Free Phone:

1-866-229-8166

Email: contactus@kingsdaleadvisors.com

Facsimile: 416-867-2271 Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272

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OVINTIV INC.

370 17TH STREET, SUITE 1700

DENVER, CO 80202

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/ovv2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D03399-P36878	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

OVINTIV INC.

The Board of Directors recommends you vote FOR the following proposals:
		For	Against	Abstain

ITEM 1.	Advisory Vote to Approve Compensation of Named Executive Officers
ITEM 2.	Election of the 12 Director Nominees Named in the Proxy Statement

Nominees:

2a.	Peter A. Dea

2b.	Fred J. Fowler

2c.	Howard J. Mayson

2d.	Lee A. McIntire

2e.	Margaret A. McKenzie

2f.	Steven W. Nance

2g.	Suzanne P. Nimocks

2h.	Thomas G. Ricks

2i.	Brian G. Shaw

2j.	Douglas J. Suttles

		For	Against	Abstain

2k.	Bruce G. Waterman

2l.	Clayton H. Woitas

ITEM 3.	Ratify PricewaterhouseCoopers LLP as Independent Auditors

The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain

ITEM 4.	Stockholder Proposal - Climate-related Targets (If Properly Presented)

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D03400-P36878

OVINTIV INC.

Annual Meeting of Stockholders

April 29, 2020 10:00 AM (MT)

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Clayton H. Woitas and Douglas J. Suttles, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of OVINTIV INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, MT on April 29, 2020, at www.virtualshareholdermeeting.com/ovv2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side